UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Rule 14a-101

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ASIAINFO-LINKAGE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASIAINFO-LINKAGE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 29, 2010

August 30, 2010

TO THE STOCKHOLDERS OF ASIAINFO-LINKAGE, INC.:

You are cordially invited to attend the annual meeting of stockholders of AsiaInfo-Linkage, Inc., a Delaware corporation (“we,” “us” or “AsiaInfo-Linkage”), to be held on September 29, 2010 at 3:00 p.m., local time, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, People’s Republic of China. At this year’s annual meeting, we are asking stockholders to:

1.	Elect three directors to serve for three-year terms to expire at the 2013 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	Ratify the appointment of Deloitte Touche Tohmatsu CPA Ltd. as the independent registered public accounting firm of AsiaInfo-Linkage for the fiscal year ending December 31, 2010; and

3.	Transact such other business as may properly come before the meeting or any adjournment thereof.

This notice of meeting, Proxy Statement, proxy card and copy of the Annual Report on our operations during the year ended December 31, 2009 are being distributed on or about August 30, 2010. The foregoing items of business are more fully described in the Proxy Statement. Stockholders of record at the close of business on August 23, 2010 are entitled to notice of and to vote at the annual meeting and any adjournment thereof. A list of these stockholders will be available for inspection during ordinary business hours at our principal executive offices, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC, from September 19, 2010 until the date of the annual meeting. The list will also be available for inspection at the annual meeting.

IMPORTANT: All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the annual meeting, you are urged to vote your shares by telephone, the Internet, or by signing and returning the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Any stockholder attending the annual meeting may vote in person even if he or she returned a proxy. However, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the annual meeting, the stockholder must obtain from the record holder a proxy issued in his or her name.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James Ding
James Ding Co-Chairman of the Board of Directors

/s/ Libin Sun
Libin Sun Co-Chairman of the Board of Directors

ASIAINFO-LINKAGE, INC.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street

Haidian District

Beijing 100086, PRC

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement and accompanying proxy was first mailed to stockholders on or about August 30, 2010, in connection with the solicitation of proxies by the Board of Directors (“Board”) of AsiaInfo-Linkage, Inc., a Delaware corporation (“we,” “us” or “AsiaInfo-Linkage”), for use at the annual meeting of stockholders to be held on September 29, 2010, at 3:00 p.m., local time, at our principal executive offices located at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders (the “Annual Meeting”). Our telephone number at our principal executive offices is +8610 8216 6688.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Share Ownership

Stockholders of record at the close of business on August 23, 2010, which date is referred to herein as the record date, are entitled to notice of and to vote at the Annual Meeting. As of the record date, 74,172,529 shares of our common stock were issued and outstanding and held of record by approximately 713 registered stockholders.

Voting, Solicitation and Revocability of Proxy

Registered stockholders can vote by mail, telephone or the Internet. Please note that voting via the Internet is a valid proxy voting method under the laws of the State of Delaware (our state of incorporation). Telephone voting can be accessed by calling the toll-free number (in the United States only) 1-866-540-5760. Internet voting can be accessed by logging on to the following Internet address: http://www.proxyvoting.com/asia. Telephone and Internet voting information is provided on the proxy card. A control number located on the proxy card is designed to verify each stockholder’s identity and allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If your shares are held in the name of a bank, broker or other nominee, follow the voting instructions on the form you receive from your bank, broker or other nominee. For such shares, the availability of telephone or Internet voting depends on the voting process of your bank, broker or other nominee.

If you do not choose to vote by telephone or the Internet, you may still return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted in favor of Proposals 1 and 2. If you vote by telephone or the Internet, it is not necessary to return your proxy card.

You may revoke your proxy at any time before it is voted at the Annual Meeting by casting a different vote by telephone or the Internet, by executing a later-voted proxy by mail, by voting by ballot at the Annual Meeting, or by providing written notice of the revocation to Susie Shan, our Legal Counsel, at our principal executive offices.

Your vote is important. Accordingly, regardless of whether you plan to attend the Annual Meeting, you are urged to vote by telephone, by the Internet, or by signing and returning the accompanying proxy card.

If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given. However, attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting.

In the event that any matter not described in this Proxy Statement properly comes before the Annual Meeting, the proxy holders named in the accompanying proxy will vote the shares represented by the proxy in their discretion. As of the date of this Proxy Statement, we are not aware of any other matter that might be presented at the Annual Meeting.

Each share of common stock outstanding on the record date is entitled to one vote. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the record date, present in person or represented by proxy. Stockholders may withhold authority to vote for one or more of the nominees for director and may abstain on one or more of the other matters that may come before the Annual Meeting. The inspector of election appointed for the Annual Meeting will determine the existence of a quorum and will tabulate the votes cast at the Annual Meeting. Broker “non-votes” (shares held by a bank, broker or other nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will not be counted in determining the number of votes cast with respect to a proposal. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted by us as present at the Annual Meeting. Abstentions will also be counted by us in determining the total number of votes cast with respect to a proposal (other than the election of directors). If, however, a quorum is not present or represented, the stockholders present in person or represented by proxy have the power to adjourn the Annual Meeting from time to time, without notice other than announcement at the Annual Meeting, until a quorum is present or represented. If a bank, broker or other nominee indicates on a proxy that it does not have discretionary authority to vote on a particular matter, under applicable Delaware law those shares will be counted as present for purposes of determining the presence of a quorum, but will not be counted as votes cast on the matter and will have no effect on the outcome of the vote on such matter. Under the rules regulating banks, brokers or other nominees who are members of the New York Stock Exchange, brokers, banks or other nominees that have not received voting instructions from a customer ten days prior to the meeting date may vote the customer’s shares in discretion of the bank, broker or other nominee on proposals regarding routine matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm. However, the election of directors is considered a “non-discretionary” item, which means that your bank, broker, or other nominee cannot vote your shares to elect directors without your specific instructions.

The cost of soliciting proxies will be borne by us. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person or by telephone, email or facsimile. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to assist with the solicitation of proxies for an estimated fee of $7,500 plus reasonable out-of-pocket expenses. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

MATTERS TO BE CONSIDERED AT

THE ANNUAL MEETING

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

Our Bylaws provide that our Board shall consist of not less than three nor more than ten directors. Our Board consists of nine directors, divided into three classes: Class I, Class II and Class III. Each class has a three-year term. The Class I Directors are Messrs. James Ding, Yungang Lu and Libin Sun, the Class II Directors are Messrs. Steve Zhang, Thomas J. Manning and Sean Shao, and the Class III Directors are Messrs. Edward Tian, Davin A. Mackenzie and Xiwei Huang. At the Annual Meeting, the stockholders will vote on the election of the three Class II Directors to serve for three-year terms until our 2013 annual meeting of stockholders. The Class I Directors will hold office until our 2012 annual meeting of stockholders and the Class III Directors will hold office until our 2011 annual meeting of stockholders. All directors will hold office until the annual meeting of stockholders at which their terms expire and the election and qualification of their successors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, all of whom are presently directors. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, although we know of no reason to anticipate that this will occur, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. If stockholders properly nominate persons other than our nominees for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of our nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. There are no family relationships among any of our directors or executive officers.

Nominees for Class II Directors

Certain information regarding the nominees is set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Steve Zhang	46	President and Chief Executive Officer of AsiaInfo-Linkage, Inc.	2005
Thomas J. Manning	54	Director of AsiaInfo-Linkage, Inc., Chief Executive Officer of Cerberus Asia Operations & Advisory Limited, Chairman of China Board Directors Limited, and director of Indachin Limited	2005
Sean Shao	53	Director of AsiaInfo-Linkage, Inc., American Dairy, Inc., China Medicine Corporation, Agria Corporation, Renhuang Pharmaceuticals Inc., China Recycling Energy Corporation, Yongye International, Inc., China Nuokang Bio-Pharmaceutical, Inc. and China Biologic Products, Inc.	2010

Steve Zhang has been our President and Chief Executive Officer, as well as a member of our Board, since May 2005. Mr. Zhang joined us in December 1999 as Vice President for Software and went on to hold several prominent positions with us, including head of our Software Products Strategic Business Unit, General Manager of our Operations Support Systems Strategic Unit, as well as Chief Technology Officer and Acting General Manager of our China Mobile Customer Account. Most recently, Mr. Zhang served as President and CEO of AsiaInfo Technologies, a wholly-owned subsidiary of AsiaInfo-Linkage. During the ten years before he joined us, Mr. Zhang worked for several successful software companies in Silicon Valley, including Blue Martini Software, Inc., Hyperion Solutions, Inc., Arbor Software, Versant Object Technology, Inc. and Sun Microsystems. Mr. Zhang received an M.S. in Computer Science from Rice University and a Doctorate in Information Science from the University of Pisa, Italy. Mr. Zhang has extensive executive experience in China’s telecommunications software industry and provides our Board with valuable insight regarding our products and services, as well as future strategic opportunities and technological needs of AsiaInfo-Linkage and our industry.

Thomas J. Manning has been a member of our Board since October 2005. Mr. Manning currently serves as the Chief Executive Officer of Cerberus Asia Operations & Advisory Limited, a subsidiary of Cerberus Capital Management, a global private equity firm, where he has served since April 2010. He also serves as an independent non-executive director and chair of the independence committee of Gome Electrical Appliances Company, a large retailer in China listed on the Hong Kong Stock Exchange, or HKSE, where he has served since May 2007. He also serves as an independent non-executive director of iSoftStone Information Technology (Group) Co., Ltd., an IT outsourcing company in China, where he has served since August 2010. From August 2004 to August 2010, Mr. Manning served as an independent non-executive director of Bank of Communications, a large commercial bank in China and a HKSE-listed company, where he chaired the compensation committee. Mr. Manning served as the Chief Executive Officer of Indachin Limited, a venture management firm based in Hong Kong, from October 2005 to March 2009; Chairman of China Board Directors Limited, a board advisory firm based in Hong Kong, from August 2005 to April 2010; and a director of Bain & Company, where he was a member of Bain’s China Board and head of Bain’s information technology strategy practice in the Silicon Valley and Asia from August 2003 to January 2005. Mr. Manning served as Global Managing Director of the Strategy & Technology Business of Capgemini, Chief Executive Officer of Capgemini Asia Pacific, and Chief Executive Officer of Ernst & Young Consulting Asia Pacific, where he led the development of consulting and IT service and outsourcing businesses across Asia from June 1996 to January 2003. Early in his career, Mr. Manning was with McKinsey & Company from August 1979 to September 1985, where he developed a corporate strategy practice for medical industry clients, and Buddy Systems, Inc., a telemedicine company he founded and led from September 1985 to September 1991. He received a bachelor’s degree in East Asian Studies from Harvard University and an M.B.A. from the Graduate School of Business of Stanford University. Mr. Manning has extensive experience in corporate finance, strategic planning and international operations and provides valuable insight on business strategy development and strategic partnership to our Board.

Sean Shao has been a member of our Board since July 2010. Mr. Shao currently serves as Chairman of the Audit Committee and a member of the Compensation and Nominating/Corporate Governance Committees of American Dairy, Inc., a Chinese dairy company, where he has served since August 2010, a member of the board of directors of China Medicine Corporation, a Chinese medicine distributor and developer, where he has served since May 2010, Chairman of the Nominating Committee of Agria Corporation, a Chinese agricultural company, where he has served since November 2008, and Chairman of the Audit Committee of each of Renhuang Pharmaceuticals Inc., a Chinese pharmaceutical company, where he has served since April 2010, China Recycling Energy Corporation, a Chinese energy recycling system design company, where he has served since October 2009, Yongye International, Inc., a Chinese agricultural company, where he has served since April 2009, China Nuokang Bio-Pharmaceutical, Inc., a Chinese biopharmaceutical company, where he has served since September 2008, and China Biologic Products, Inc., a plasma-based biopharmaceutical company, where he has served since July 2008. Mr. Shao served as the Chief Financial Officer of Trina Solar Limited, a Chinese alternative energy company, from August 2006 to June 2008, Mr. Shao served as the Chief Financial Officer of ChinaEdu Corporation, a Chinese educational service provider, from September 2005 to August 2006. Mr. Shao served as the Chief Financial Officer of Watchdata Technologies Ltd., a Chinese security software company from August 2004 to September 2005. He previously worked at Deloitte & Touche CPA Ltd. for approximately a decade. Mr. Shao received a bachelor’s degree in Art from East China Normal University and a master’s degree in Healthcare Administration from the University of California, Los Angeles. Mr. Shao is a member of the American Institute of Certified Public Accountants. Mr. Shao has extensive experience as an independent director and as an executive officer in U.S. public companies operating in China and provides our Board with valuable insight in public company accounting and corporate finance.

Mr. Shao was recommended as a nominee to our Board by Linkage pursuant to our business combination agreement with Linkage, which entitled Linkage to designate one “independent director,” as defined in Rule 5605(a)(2) of The NASDAQ Stock Market, subject to approval by our Nominating and Corporate Governance Committee.

Vote Required

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, assuming a quorum is present. Abstentions and broker non-votes are counted for quorum purposes but have no effect on the vote. Banks, brokers and other nominees who have not received voting instructions from their customers with respect to shares held beneficially for such customers may not vote such shares on a discretionary basis for the election of any director. Stockholders do not have cumulative voting rights in the election of directors.

Recommendation of Our Board

Our Board recommends that AsiaInfo-Linkage stockholders vote “FOR” the election of the three Class II nominees listed above.

CORPORATE GOVERNANCE

Director Independence

Our Board consists of nine directors. In accordance with the current listing standards of The NASDAQ Stock Market, our Board, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. Our Board has determined that, with the exception of Steve Zhang, Thomas J. Manning, Libin Sun, and Xiwei Huang, all of its members are “independent directors,” using the definition of that term in the listing standards of The NASDAQ Stock Market. Although our Board has historically characterized James Ding as non-independent due to his being a nominal officer of one of our inactive subsidiaries, our Board has reconsidered this position and, based on the scope, character and nature of the relationship, concluded that Mr. Ding is not and has not been an “employee” of our subsidiary in the past three years. Our Board has also determined that each of Qingtong Zhou, who served as a director until November 2009, and Tao Long, who served as a director until July 2010, was independent at the time he served as a director. In making these determinations, our Board has concluded that none of those members has an employment, business, family or other relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure

In accordance with our Bylaws, our Board elects our officers, including a President and Chief Executive Officer, or CEO, a Chief Financial Officer, or CFO, and such other officers as our Board may appoint from time to time. In addition, our Board may appoint a Chairman or any number of Co-Chairmen. At present, James Ding, an independent director, serves as a Co-Chairman, and Steve Zhang serves as our President and CEO. Effective upon the closing of our business combination with Linkage Technologies International Holdings Limited, or Linkage, in July 2010, Libin Sun became a Co-Chairman of our Board and our Executive Co-Chairman. Mr. Sun had served as the Chairman and Chief Executive Officer of Linkage, overseeing the historical day-to-day business of Linkage and its management while also leading its board of directors. Our Board believes that having Mr. Sun serve as a Co-Chairman provides valuable perspective to our Board with respect to the integration of Linkage and assists our overall leadership structure at an important phase in our strategic development.

Either or both of the Co-Chairmen of our Board may preside at meetings of our Board. In their absence, the Chair of our Nominating and Corporate Governance Committee, or in such person’s absence the independent director present who has the most seniority on our Board, is responsible for chairing Board meetings. Either or both of the Co-Chairmen of our Board also may preside at meetings of our stockholders and receive and distribute to our Board, and arrange for responses to, communications from stockholders.

Separating the positions of the Co-Chairmen and the CEO allows our CEO to focus on our day-to-day business, while allowing the Co-Chairmen of our Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort, and energy that our CEO is required to devote to his position in the current business environment, as well as the commitment required to serve as our Co-Chairmen, particularly as our Board’s oversight responsibilities continue to grow. While our Bylaws and Corporate Governance Guidelines do not require that our Chairman and CEO positions be separate, our Board believes that separating these positions and having an independent director serve as a Co-Chairman is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Board’s Role in Risk Oversight

Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including strategic risks, enterprise risks, financial risks, regulatory risks, and others. Management is responsible for the day-to-day management of risks the company faces, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board believes that establishing the right “tone at the top,” and full and open communication between management and our Board, are essential for effective risk management and oversight. Our Co-Chairmen meet regularly with our President and CEO and other senior officers to discuss strategy and the risks we face. Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by our Board on risk management-related and any other matters. Each quarter, our Board receives presentations from senior management on strategic matters involving our operations. Our Board holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for us.

While our Board is ultimately responsible for risk oversight at our company, our three Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk as further set forth below. Our board committees report to our Board on significant risks and other matters.

Executive Sessions

The independent members of our Board meet in executive session (without the participation of executive officers or other non-independent directors) at least two times each year, after a regularly scheduled Board meeting, and at any other time requested by any independent director. Either Co-Chairman of our Board, provided he or she is an independent director, is responsible for calling and presiding over executive sessions. To the extent that either Co-Chairman of our Board is absent or not an independent director, those responsibilities are carried out by the Chairman of our Nominating and Corporate Governance Committee or, if such person is absent or not an independent director, by the independent director present who has the most seniority on our Board.

Committees and Meeting Attendance

During the fiscal year ended December 31, 2009, our Board held four regular meetings, held four special meetings, and acted six times by unanimous written consent.

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the fiscal year ended December 31, 2009, the three committees of our Board held meetings as follows:

•	our Audit Committee held four meetings and acted one time by unanimous written consent;

•	our Compensation Committee held two meetings and acted four times by unanimous written consent; and

•	our Nominating and Corporate Governance Committee held no meetings and acted one time by unanimous written consent.

In 2009, each director, with the exception of Mr. Qingtong Zhou, who resigned in November 2009, attended 75% or more of the meetings of our Board and of the committees of our Board on which such director served during the period for which he was a director or committee member. Our Bylaws provide that either or both of the Co-Chairmen of our Board may preside at meetings of our stockholders. Otherwise, we have no requirements for our directors to attend our annual meetings of stockholders. James Ding and Steve Zhang both attended our 2009 annual meeting of stockholders.

Committee Composition

The following table sets forth the current membership of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee conducts its business pursuant to a written charter approved by our Board, copies of which are available on our website at www.asiainfo-linkage.com.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Yungang Lu	Davin A. Mackenzie	Thomas J. Manning
Sean Shao	Edward Tian	Edward Tian
Davin A. Mackenzie	James Ding	Sean Shao

Audit Committee. Our Audit Committee currently consists of Messrs. Lu (Chair), Shao and Mackenzie. Our Audit Committee falls within the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act. In addition to meeting The NASDAQ Stock Market’s tests for director independence, directors on our Audit Committee must meet two basic criteria set forth in the rules promulgated by the Securities and Exchange Commission, or SEC. First, Audit Committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from us or any affiliate of us, other than in the member’s capacity as a member of our Board and any Board committee. Second, a member of our Audit Committee may not be an affiliated person of us or any subsidiary of us, apart from his or her capacity as a member of our Board and any Board committee. Our Board has determined that each member of our Audit Committee meets these independence requirements, in addition to the independence criteria established by The NASDAQ Stock Market. In addition, our Board has determined that each member of our Audit Committee is an “Audit Committee Financial Expert” as defined by the SEC in Item 407(d) of Regulation S-K. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with The NASDAQ Stock Market requirements, discusses policies with respect to risk assessment and risk management. Our Audit Committee’s primary duties and responsibilities include:

•

appointing and retaining our independent registered public accounting firm, approving all audit, review, and other services to be provided by our independent registered public accounting firm and determining the compensation to be paid for such services;

•	overseeing the integrity of our financial reporting process and systems of internal controls regarding accounting and finance;

•	overseeing the qualification, independence, and performance of our independent registered public accounting firm;

•	reviewing and, if appropriate, approving any related party transactions; and

•	monitoring compliance with legal and regulatory requirements.

Compensation Committee. Our Compensation Committee currently consists of Messrs. Mackenzie (Chair), Tian and Ding. Our Board has determined that each member of our Compensation Committee is an “independent director,” using the definition of that term in the listing standards of The NASDAQ Stock Market. Our Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of our executive officers, evaluates the performance of executive officers in light of those goals and objectives, and determines and approves the compensation level of executive officers based on this evaluation. Our Compensation Committee also administers our stock option plans and stock incentive plans. Our Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. For more information regarding our compensation programs and processes, see the discussion below under the heading “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of Messrs. Manning (Chair), Tian and Shao. Other than Mr. Manning, our Board has determined that each member of our Nominating and Corporate Governance Committee is an “independent director,” using the definition of that term in the listing standards of The NASDAQ Stock Market. Effective on the closing of our business combination with Linkage, our Board appointed Mr. Manning as a member and Chair of our Nominating and Corporate Governance Committee. On the basis of the limited and exceptional circumstances described in the remainder of this paragraph, our Board has determined that Mr. Manning’s membership on our Nominating and Corporate Governance Committee is required by the best interests of our company and our stockholders. In making this determination, our Board considered all of the facts and circumstances, including the exceptional circumstances relating to our business combination with Linkage and the related changes in the composition of our Board, as well as Mr. Manning’s previous experience serving as an independent director on our Nominating and Corporate Governance Committee from January 2006 until October 2009. In particular, the Board considered Mr. Manning’s substantial historical knowledge regarding our Nominating and Corporate Governance Committee, its duties, policies and procedures, its oversight of risk relating to corporate governance, and related matters.

Our Nominating and Corporate Governance Committee makes recommendations to our Board regarding the nomination of candidates to stand for election or re-election as members of our Board, evaluates our Board’s performance, provides oversight of corporate governance and ethical standards and establishes and administers Board committee member compensation policy. Our Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Compensation Committee Interlocks and Insider Participation

Messrs. Mackenzie, Tian and Ding served as members of our Compensation Committee during 2009. Mr. Mackenzie has never been an officer or employee of ours. Dr. Tian co-founded us in 1993 and served as our President through May 1999. Mr. Ding has served as a Chairman of our Board since April 2003 and has served as a member of our Board since our inception. No member of our Compensation Committee served as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee during 2009.

Steve Zhang, our President, CEO and a member of our Board, and Libin Sun, our Executive Co-Chairman and a member of our Board, participate in the discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except that Mr. Zhang and Mr. Sun are excluded from discussions regarding their own salary and incentive compensation.

Director Nominations

We have adopted Corporate Governance Guidelines that address the composition of our Board, criteria for Board membership and other Board governance matters. The Corporate Governance Guidelines set out our director nomination process. A copy of our Corporate Governance Guidelines is available on the Investor Relations section of our website at www.asiainfo-linkage.com.

Our Nominating and Corporate Governance Committee annually evaluates our Board and its committees, and the needs of our Board for various skills, experience, expected contributions and other characteristics, in determining the director candidates to be nominated at the annual meeting of stockholders. Our Nominating and Corporate Governance Committee evaluates candidates for directors proposed by directors, stockholders or management in light of our Nominating and Corporate Governance Committee’s views of the current needs of our Board for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards established from time to time by our Nominating and Corporate Governance Committee. While we do not have a formal diversity policy, our Nominating and Corporate Governance Committee seeks to have directors representing a range of experience, qualifications, skills and backgrounds, consistent with its goal of creating a board of directors that best serves the needs of our company and the interests of our stockholders. If our Nominating and Corporate Governance Committee believes that our Board requires additional candidates for nomination, our Nominating and Corporate Governance Committee may engage, as appropriate, a third-party search firm to assist in identifying qualified candidates. Our Nominating and Corporate Governance Committee also considers candidates for our Board membership proposed by our stockholders. Any such proposals should be made in writing to AsiaInfo-Linkage, Inc., 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC, Attention: Legal Department. All nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of our Nominating and Corporate Governance Committee. In making the determinations regarding nominations of directors, our Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints as well as the benefits of a constructive working relationship among directors.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our officers, directors and employees. The most recent version is available on the Investor Relations section of our website at www.asiainfo-linkage.com. The information contained on our website is not incorporated by reference into this Proxy Statement. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by applicable law.

Communications by Stockholders with Directors

Either or both of the Co-Chairmen of our Board may receive and distribute to our Board, and arrange for responses to, communications from stockholders. Stockholders may communicate with any and all of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

c/o Corporate Secretary

AsiaInfo-Linkage, Inc.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, China

Fax: +8610 8216 6655 or

Email Address: shanhua@asiainfo-linkage.com

Our Corporate Secretary maintains a log of such communications and transmits as soon as practicable such communications to either or both of the Co-Chairmen and the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communications, as determined by our Corporate Secretary. Our Board or individual directors so addressed are advised of any communication withheld for safety or security reasons as soon as practicable. Our Corporate Secretary relays all communications to directors absent safety or security issues.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Our Board has appointed the firm of Deloitte Touche Tohmatsu CPA Ltd., or Deloitte Touche Tohmatsu, as our independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2010, and recommends that stockholders vote for ratification of this appointment. Deloitte Touche Tohmatsu has audited our financial statements since our inception in 1993.

Stockholder ratification of the appointment of Deloitte Touche Tohmatsu as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board is submitting the appointment of Deloitte Touche Tohmatsu to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, our Audit Committee and our Board will reconsider whether or not to retain Deloitte Touche Tohmatsu. Even if the appointment is ratified, our Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of us and our stockholders. Representatives of Deloitte Touche Tohmatsu are not expected to be present at the Annual Meeting, but we expect that they will participate telephonically, they will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to appropriate questions.

The following discussion describes the fees billed by Deloitte Touch Tohmatsu for services rendered on our behalf during 2008 and 2009. For additional information on the types of fees discussed below, and our Audit Committee’s pre-approval procedures, see the discussion below under the heading “Audit Committee Report.”

Audit Fees

The aggregate audit fees billed by Deloitte Touche Tohmatsu for the fiscal years ended December 31, 2009 and December 31, 2008 were approximately $1,278,500 and $1,358,000, respectively. Services provided include professional services rendered for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, audit of our internal control over financial reporting, reviews of the condensed consolidated financial information included in our Quarterly Reports on Form 10-Q and professional services rendered in connection with our filing of certain registration statements.

Audit-Related Fees

Deloitte Touche Tohmatsu did not bill any fees for audit-related services for the fiscal years ended December 31, 2009 and December 31, 2008.

Tax Fees

The aggregate fees billed by Deloitte Touche Tohmatsu for professional services for corporate tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2009 and December 31, 2008 were approximately $99,000 and $131,000, respectively.

All Other Fees

Deloitte Touche Tohmatsu did not bill any fees for any other services for either of the fiscal years ended December 31, 2009 and December 31, 2008.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but abstentions will not have any effect on the outcome of the proposal. Brokers who have not received voting instructions from their customers with respect to shares held beneficially for such customers may vote such shares on a discretionary basis for the ratification and appointment of Deloitte Touche Tohmatsu as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Recommendation of Our Board

Our Board recommends that the stockholders vote “FOR” the ratification of the appointment of Deloitte Touche Tohmatsu as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

MANAGEMENT

Board of Directors and Executive Officers

The following table sets forth certain information with respect to our current directors and our executive officers:

Board of Directors	Age	Position
James Ding	44	Chairman of the Board
Steve Zhang	46	President, Chief Executive Officer and Director
Libin Sun	47	Executive Co-Chairman
Sean Shao	53	Director
Yungang Lu	46	Director
Davin A. Mackenzie	49	Director
Thomas J. Manning	54	Director
Edward Tian	46	Director
Xiwei Huang	39	Chief Operating Officer and Director

Executive Officers	Age	Position
Steve Zhang	46	President and Chief Executive Officer
Michael Wu	42	Chief Financial Officer
Libin Sun	47	Executive Co-Chairman
Xiwei Huang	39	Chief Operating Officer
Guoxiang Liu	46	Executive Vice President
Feng Liu	38	Vice President and General Manager of Research & Development of AsiaInfo Technologies Division
Jian Qi	49	President and Chief Executive Officer of Lenovo-AsiaInfo Division
Yadong Jin	40	Vice President and General Manager of Marketing
Jie Li	35	Vice President and General Manager of Human Resources & Administration & Marcom

For biographical summaries of Steve Zhang, Thomas J. Manning and Sean Shao, see the section above entitled “Proposal No. 1: Election of Directors—Nominees for Class II Directors” beginning on page 6 of this Proxy Statement.

James Ding has served as the Chairman of our Board since April 2003 and has served as a member of our Board since our inception. Mr. Ding is currently a general partner of GSR Ventures, a venture capital fund, a role in which he has served since June 2005. He has also served as Chairman of the Board of United ITV, Inc., a provider of distribution and marketing channels in China, since September 2004 and as an independent director of Baidu.com, Inc., a Chinese Internet search company, since August 2005. He served as our Chief Executive Officer from May 1999 until April 2003, as our Senior Vice President for Business Development and Chief Technology Officer from 1997 to 1999, and as our Senior Vice President and Chief Technology Officer from 1993 to 1997. Mr. Ding received an M.S. in Information Science from the University of California, Los Angeles and is a graduate from the Executive Program of Haas Business School at University of California, Berkeley. Mr. Ding has extensive executive experience in China’s information technology industry and provides strong financial and operational expertise to our Board.

Yungang Lu has served as a member of our Board since July 2004. Mr. Lu is now Managing Director of Seres Asset Management Limited, an investment manager based in Hong Kong, where he has served since August 2009. Mr. Lu also serves as a board director of the following listed companies: China Techfaith Wireless Communication Technology Ltd., a handheld device company in China, Enerchina Holdings Ltd., a clean energy company and public utility developer in China, and China Cord Blood Corporation, a provider of cord blood storage services in China. From 2004 to July 2009, Mr. Lu was a Managing Director of APAC Capital Advisors Limited, a Hong Kong-based investment manager specializing in Greater China equities. Mr. Lu was a research analyst with Credit Suisse First Boston (Hong Kong), a financial services company, from 1998 to 2004, where his last position was the head of China Research. Before moving to Credit Suisse, he worked as an equity analyst focused on regional infrastructure at JP Morgan Securities Asia, a financial services company, in Hong Kong. Mr. Lu received a B.S. in Biology from Beijing University, an M.S. in Biochemistry from Brigham Young University and a Ph.D. in Finance from the University of California, Los Angeles. Mr. Lu has extensive experience in corporate finance and risk assessment and management and provides valuable public company expertise to our Board.

Davin A. Mackenzie has served as a member of our Board since August 2004. Mr. Mackenzie is currently the founder and Managing Director of Brocade Capital Limited, an investment advisory firm, where he has served since December 2009. Mr. Mackenzie has served as a member of the Audit Committee of The9 Limited, an online gaming company, since September 2005. Prior to Brocade, Mr. Mackenzie was the Managing Director and Beijing Office Chief Representative of Arctic Capital Limited, a private equity firm focused on Asian growth capital and mid-market buyout investments. Prior to Arctic Capital, he was with Peak Capital for eight years, a boutique private equity firm focused on Greater China. Prior to Peak Capital, Mr. Mackenzie served for seven years with the International Finance Corporation, the private investment arm of the World Bank, including four years as the Country Manager for China and Mongolia. Prior to World Bank, Mr. Mackenzie served as a senior associate at Mercer Management Consulting, a business consulting firm, in Washington, D.C., and as a manager in the First National Bank of Boston, an international bank, in Taipei, Taiwan. Mr. Mackenzie received a B.A. in Government from Dartmouth College, an M.A. in International Studies from the University of Pennsylvania, and an M.B.A. from the Wharton School at the University of Pennsylvania. He has also completed the World Bank Executive Development Program at the Harvard Business School. Mr. Mackenzie has extensive experience in corporate finance, international banking, financial reporting and mergers and acquisitions. His leadership abilities and experience in Asia enable him to make a meaningful contribution to our Board.

Edward Tian has served as a member of our Board since our inception. Dr. Tian is currently the founder and Chairman of China Broadband Capital Partners, L.P., one of the first Chinese TMT sector focused private equity funds. Dr. Tian has also served as an independent director of MasterCard International, a credit card company, since April 2006, a senior advisor of Kohlberg Kravis Roberts & Co., a private equity firm, since November 2006, an independent director of Lenovo Group Limited since August 2007, a non-executive director and Chairman of Media China Limited (formerly Asian Union New Media (Group) LTD), a media company and satellite channel operator in China, since April 2008 and an independent director of Taikang Life Insurance Company Limited, a Chinese life insurance company, since July 2008. From April 2002 to May 2006, he served as Chief Executive Officer of China Netcom (Group) Company Limited (formerly China Netcom Corporation Ltd.), a Chinese telecommunications provider, and Vice President of China Network Communication Group Corporation, a Chinese telecommunications provider. His other directorships include serving as a Director of China Netcom Group between 2001 and May 2006 and Vice Chairman of PCCW Limited, a telecommunications holding company, from April 2005 to March 2007. Prior to joining China Netcom Group in 2002, Dr. Tian and James Ding co-founded us in 1993 and Dr. Tian served as our President through May 1999. Dr. Tian received an M.S. from the Graduate School of the Chinese Academy of Science in Beijing and a Ph.D. in Environmental Management from Texas Tech University. Mr. Tian’s long-standing history with us and his extensive understanding of the telecommunications industry provide our Board a valuable resource for assessing and managing risks and developing our corporate strategies.

Libin Sun has been our Executive Co-Chairman and a member of our Board since July 2010. Mr. Sun founded and serves as the Chairman of the Board of Linkage, a telecommunications software company in China, where he also served as its Chief Executive Officer from January 2009 to July 2010 and its President from 1997 to January 2007. Mr. Sun has over 20 years of experience in the software and electronics industries and has been a member of the Standing Committee of Jiangsu Software Industry Association since 2005 and the Director General of the Nanjing Software Export Association since 2003.

Mr. Sun received a B.S. in precision electron-machinery engineering from Northwest Telecommunication Engineering College and an M.B.A. from China Europe International Business School. Mr. Sun’s extensive experience in the software and telecommunications industry provides our Board a valuable resource regarding strategic planning and corporate operations.

Xiwei Huang has been our Chief Operating Officer and a member of our Board since July 2010. Prior to joining us, Dr. Huang served as a member of the board of directors and Senior Vice President of Linkage, a telecommunications software company in China, from 2004 to July 2010, where he also served as its Chief Operating Officer and Chief Accounting Officer from January 2009 to July 2010 and as its Vice President overseeing technology from 1998 to 2004. Dr. Huang received a B.S. in Electrical Engineering from Nanjing University of Science and Technology, an M.S. in Signal and Information Processing from Nanjing University of Posts and Telecommunications, and a Ph.D. in Information and Electrical Systems from Jiaotong University. Dr. Huang provides our Board with extensive operations, accounting and technological expertise that aids our Board in understanding corporate needs and industry trends.

Michael Wu has been our Chief Financial Officer since August 2010. Prior to joining us, Mr. Wu served as the Chief Financial Officer of iSoftStone Information Technology (Group) Co., Ltd., an IT outsourcing company in China, from March 2008 to August 2010. From May 2006 to March 2008, Mr. Wu served as the Vice President of Finance of HuaWei Technologies, a telecommunications solutions provider in China. From 1999 to July 2005, Mr. Wu served as the Chief Financial Officer of Lucent Technologies China, a wireless network and device company in China. Mr. Wu received a bachelor’s degree in Accounting from the University of International Business and Economics and an M.B.A. from the City University, Seattle, Washington.

Feng Liu has been Vice President of our AsiaInfo Technologies Division and General Manager of the division’s research and development department since June 2005. From 1996 to June 2005, he served as our Chief Director of Software Development and the Assistant General Manager of our research and development department, responsible for the development and design of several of our core software products. Mr. Liu received a B.S. in Engineering Mechanics from Tsinghua University.

Jian Qi has been President and Chief Executive Officer of our Lenovo-AsiaInfo Division since January 2006. From 2000 to January 2006, he served as Vice President of our AsiaInfo Technologies Division and General Manager of our China Unicom Business Unit. Mr. Qi joined us in 1995 as an engineer and, in 1999, was promoted to Vice President, Sales for the Northern China region. Mr. Qi graduated from the Communication Engineering Institute of China’s People’s Liberation Army.

Yadong Jin has been our Vice President and General Manager of Marketing since November 2008. Prior to joining us, Mr. Jin served as the Consultation Director of Hewlett-Packard Development Company from January 2005 to November 2008. Mr. Jin received bachelor’s and master’s degrees in Computer Science from Nanjing University and an E.M.B.A. from the Peking University.

Guoxiang Liu has been our Executive Vice President since July 2010. Prior to joining us, Mr. Liu served as a member of the board of directors of Linkage from 2004 to July 2010, where he also served as its President from January 2007 to July 2010, as its Senior Vice President overseeing its sales operations from 2004 to January 2007, as its Vice President overseeing its technology center from 1998 to 2004, and as a manager from 1997 to 1998. From 1986 to 1997, Mr. Liu worked as a researcher and lecturer in the computer science department at Nanjing University of Post and Telecommunications. Mr. Liu received a B.S. in Computer Science from Fudan University.

Jie Li has been our Vice President and General Manager of Human Resources & Administration & Marcom since March 2010. Since joining us in January 2002, Mr. Li has served in a number of managerial roles, including Sales Manager from February 2004 to January 2005, Senior Sales Director from January 2005 to July 2005 and Northern Regional Deputy General Manager and Northern Regional General Manager from July 2005 to June 2009, for our China Mobile account, as well as Vice President and General Manager of Human Resources & Administration from June 2009 to March 2010. Prior to joining us, Mr. Li served as Commercial Manager at China Base Holding Group, a PRC state-owned enterprise, Founder Group, a Chinese technology and pharmaceutical company, ACER Computer and Networks Group, an international computer company. Mr. Li received a bachelor’s degree from Tianjin University in Systems Engineering and Technology Economics and an E.M.B.A. from China Europe International Business School.

Arrangements Regarding Appointment of Directors and Executive Officers

In July 2010, pursuant to our business combination agreement with Linkage, Libin Sun was appointed as a director and our Executive Co-Chairman, Xiwei Huang was appointed as a director and our Chief Operating Officer, Sean Shao was appointed as a director, and Guoxiang Liu was appointed as our Executive Vice President. For more information regarding the business combination agreement and related agreements, including a stockholders’ agreement pursuant to which Edward Tian and Libin Sun have each agreed to vote all of their respective voting shares in favor of the other’s election or re-election to our Board, see the discussion below under the heading “Certain Relationships and Related Transactions—Agreements Relating to our Business Combination with Linkage.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of those policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the detailed information presented in the tables below under the heading “Compensation Paid to Named Executive Officers.” The tables that you find in this Proxy Statement contain specific information about the compensation earned or paid in 2007, 2008 and 2009 to the following individuals, including our CEO, the persons serving as our Vice President and CFO during 2009, and our three other most highly-compensated executive officers in 2009, whom we also refer to as our “named executive officers”:

•	Steve Zhang, President and CEO

•	Wei Li, Former Vice President and CFO

•	Eileen Chu, Former Vice President and CFO

•	Jian Qi, President and Chief Executive Officer—Lenovo-AsiaInfo Division

•	Feng Liu, Vice President and General Manager of Research and Development—AsiaInfo Technologies Division

•	Yadong Jin, Vice President and General Manager of Marketing

Overview of Compensation Program

Our Compensation Committee has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy and objectives. Our Compensation Committee is responsible for ensuring that the total compensation paid to our executive officers is fair, reasonable and competitive. Our compensation decisions with respect to executive officer salaries, annual incentives and long-term incentive opportunities are influenced by (a) the officer’s level of responsibility and function; (b) our overall financial performance and, in some cases, the officer’s business unit; and (c) our assessment of the competitive marketplace, including other peer companies.

Compensation Philosophy and Objectives

All of our compensation programs, including our executive compensation programs, are designed to attract and retain key employees in the highly competitive information technology software and services marketplace in China. Our executive compensation programs are also designed to motivate our executives to achieve and reward them for superior performance in attaining corporate and individual objectives that create stockholder value. Different programs, including both cash and stock-based compensation, are geared toward short- and long-term performance, respectively, with the goal of aligning employee interests with stockholder interests and increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and creating an environment of goals, reward and expectations. Our Compensation Committee also monitors our compensation policies and practices to ensure they do not incentivize risk-taking or other unintended risks that are reasonably likely to have a material adverse effect on us. Finally, we endeavor to ensure that our compensation programs are viewed as fundamentally fair to our stockholders.

Compensation Programs and Process

Elements of compensation for our named executive officers include base salary, non-equity incentive compensation, long-term equity incentive awards, pension plan, health, disability and life insurance and certain other perquisites. We use salary as the base amount necessary to match our competitors for executive talent. We utilize cash incentive payments to reward performance achievements over the course of a one-year horizon and we use equity incentive awards to reward long-term performance, with excellent corporate performance and extended tenure producing potentially significant value for our named executive officers. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value, and encourages executive recruitment and retention.

Our Compensation Committee is responsible for establishing, implementing and monitoring the compensation of our named executive officers. Our Compensation Committee meets outside the presence of all executive officers, including our named executive officers, to consider appropriate compensation for our CEO. Our Compensation Committee conducts its analysis with input from our Human Resources, or HR, department, which receives comparative salary data generated from participation in annual benchmarking compensation surveys, or the Salary Surveys, administered by Mercer Human Resource Consulting LLC, or Mercer, and Taihe Business Management Consulting Co. Ltd., or Taihe, each of which are independent consulting firms.

When making compensation decisions, our Compensation Committee analyzes the dollar amount of each component of the executive officer’s compensation, including current cash compensation (base salary and non-equity plan incentive compensation), long-term equity incentive program compensation, and any other compensation.

Steve Zhang, our CEO, is responsible for conducting an annual review of each other named executive officer’s performance and recommending the appropriate base salary and other forms of compensation for such officer to our Compensation Committee. Mr. Zhang receives base salary recommendations from our HR department based on the Salary Surveys described above. In addition, Mr. Zhang recommends annual performance milestones for each other named executive officer for the purpose of determining annual non-equity incentive compensation. Finally, Mr. Zhang recommends to our Compensation Committee the number of equity awards to be granted to each other named executive officer as long-term equity compensation.

Mr. Zhang’s base salary is set by our Compensation Committee, which analyzes the Salary Surveys to ensure that his pay is competitive. Our Compensation Committee also determines Mr. Zhang’s equity and non-equity incentive compensation based on corporate performance milestones which are set by our Compensation Committee. Finally, our Compensation Committee grants long-term equity awards to Mr. Zhang and considers Mr. Zhang’s recommendations for long-term equity awards to other named executive officers.

Except as set forth below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, or between cash and non-cash compensation. However, our philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to us. In general, we typically make a greater percentage of an employee’s compensation performance-based as he or she becomes more senior. We attempt to keep cash compensation to the minimum competitive level while providing the opportunity to be well rewarded through equity if we perform well over time.

We choose to pay each element of compensation in order to attract and retain necessary talent, reward annual performance (on an individual, business unit and enterprise-wide basis) and provide incentives for achieving long-term strategic goals as well as short-term objectives. The amount of each element of compensation is determined by our Compensation Committee in consultation with our CEO with respect to the other named executive officers, and, with respect to the CEO, by our Compensation Committee. Compensation decisions for all named executive officers take into account the following factors:

•	Performance against corporate and individual objectives for the previous year;

•	Value of skills and capabilities to support our long-term performance;

•	Performance of general management responsibilities; and

•	Contribution as a member of our executive management team.

Base Salary

Base salary levels for our named executive officers are intended to compensate executives competitively within the information technology marketplace in China. Base salary rewards core competence in an executive role relative to an officer’s skills, experience and contributions to our business. Base salaries are determined on an individual basis by evaluating each executive officer’s scope of responsibility, past performance, and data on prevailing compensation levels in an appropriate market comparison group. Each year our HR department participates in two salary surveys, which collect compensation data, including base salary statistics, from “peer” companies in the IT, software and telecommunications industries. The survey conducted by Taihe covers Chinese companies in the IT industry (including, for example, Neusoft, Huawei, Lenovo, Digital China, Datang Mobile and ZTE Corporation), while the participants in the Mercer survey are primarily Chinese subsidiaries of foreign-owned businesses (including, for example, Oracle, Cisco Systems, EMC Beijing, HP Beijing, IBM Beijing, Motorola Beijing, NCR Beijing and Microsoft Beijing). We generally receive results from the Salary Surveys during the second quarter of each year and begin to analyze base salary adjustments at that time. Assuming that a named executive officer has achieved satisfactory individual performance, our general approach is to compensate named executive officers at or near (a) the 50th percentile of salaries of executives with similar roles at comparable companies that participate in the Mercer Salary Survey, and (b) the 80th or 90th percentile of salaries of executives with similar roles at comparable companies that participate in the Taihe Salary Survey. We use a lower percentile benchmark when analyzing the Mercer Salary Survey, in general, because the base salaries paid to executives at foreign-owned companies are substantially higher than those paid to their counterparts at Chinese-owned companies. We believe that these percentile benchmarks for base salaries, in combination with the other elements of compensation discussed below, provide the minimum cash compensation level that would allow us to attract and retain talented officers. We believe that, given the industry in which we operate and the corporate culture that we have created, base compensation at this level is sufficient to retain our existing named executive officers and to hire new executive officers when and as required.

After considering job performance and marketplace competitiveness, the base salaries of our named executive officers for 2009 remained the same as those in effect at the end of 2008. The salary levels fixed in 2009 for our named executive officers are reflected in the “Summary Compensation Table” below. We believe that the base salary paid to our named executive officers during 2009 achieves our objectives, compares favorably to our peer group and is within our target of providing a base salary at the market median (with respect to international competitors) and at the higher range of the market with respect to our Chinese competitors.

Non-Equity Incentive Compensation

In 2009 we adopted various non-equity incentive compensation programs, also referred to as ICPs, which are designed to reward our named executive officers with an opportunity to earn annual cash bonuses based both on our achievement of certain pre-established performance goals as well as the performance of the individual named executive officer’s functional business unit or department, as the case may be. We anticipate that we will continue to establish similar ICPs on an annual basis for succeeding years. The goals for our company-wide and individual measures are established so that target attainment is not assured under any ICP. The attainment of payment for performance at target or above requires significant effort on the part of our executives. Details on how payments were calculated under these plans, and specific factors our Compensation Committee considered, in 2009 for our named executive officers are set forth below. While we do not target annual bonus opportunities at any particular percentage of total compensation, we target bonuses for our named executive officers at 25%-67% of their respective base salary.

For 2009, our Compensation Committee determined, with input from our HR department, to base our CEO’s incentive compensation on our achievement of Board-established targets for net revenue and operating profits. These financial goals were set by our Board in April 2009. Our Compensation Committee determined that net revenues (meaning our GAAP revenue net of hardware costs) are an appropriate measure of our overall growth while operating profit is a valid indicator of cost-effectiveness. Both of these elements were weighted equally in determining Mr. Zhang’s incentive compensation for 2009. Specific factors our Compensation Committee considered in determining Mr. Zhang’s 2009 incentive compensation targets included rewarding cost-effective, corporate growth, the extensive responsibilities associated with serving as our CEO, and Mr. Zhang’s historical service to us and strong performance reviews. In calculating Mr. Zhang’s incentive compensation, we first determine our percentage achievement for each financial target and then multiplied the aggregate achievement percentage by Mr. Zhang’s target incentive compensation, which, for 2009, equaled 42.8% of his base salary. No incentive compensation would have been paid to Mr. Zhang had the aggregate achievement percentage for these two performance goals been below 75%. As a result of the formula described above, the Compensation Committee awarded $596,783 in 2009 to Mr. Zhang, which primarily reflects our strong growth in 2009 and Mr. Zhang’s favorable performance reviews.

Our named executive officers, other than our CEO, received non-equity incentive compensation awards pursuant to the following ICPs, each of which was established in March 2009:

•

The 2009 Employee Incentive Program of AsiaInfo’s Functional Departments, or the 2009 EIP, governs non-equity incentive compensation for Wei Li, our former CFO. For 2009, awards under the 2009 EIP were payable based on the following equally-weighted factors: (i) our achievement of targets for net revenue and operating profits, which goals were set by our Compensation Committee in March 2009, and (ii) the applicable functional department’s satisfaction of certain performance measures which were established by our CEO in early 2009. These non-financial objectives may change from year to year as our business and departmental priorities evolve. Our CEO recommended and our Compensation Committee determined all incentive compensation payable under the 2009 EIP to Ms. Wei Li. Specific factors our Compensation Committee considered in determining such 2009 incentive compensation included rewarding cost-effective, corporate growth, the extensive responsibilities associated with serving as our CFO, the timing and extent of services provided to us and performance reviews. In calculating incentive compensation payable under the 2009 EIP, the target realization bonus for all employees of an individual functional department, which equals 25-42.8% of such employees’ aggregate base salaries, is multiplied by that department’s aggregate achievement percentage of all of its goals. No incentive compensation would have been payable to any member of a functional department if the department’s overall achievement percentage is below 75%. Achievement percentages are calculated based on the overall achievement of our net revenue and operating profit targets, as well as the achievement of comparable targets within the employee’s department. The bonus pool allocable to a department is then further allocated among individual employees by the head of each department, and our CEO determines the amount allocable to each individual department head. As a result of the formula described above, the Compensation Committee awarded $39,909 in 2009 to Ms. Li, which primarily reflects our strong growth in 2009 and Ms. Li’s relatively new addition to our team.

•

The 2009 AsiaInfo Performance Incentive Plan (Non-Sales), or the 2009 PIP, establishes the incentive pay components for two of our named executive officers, Feng Liu, Vice President and General Manager of Research and Development of AsiaInfo Technologies Division, and Yadong Jin, Vice President and General Manager of Marketing. For 2009, under the 2009 PIP, various business unit and functional heads were awarded incentive cash compensation based upon (i) a 20% weighting accorded to our achievement of certain net revenue and marginal profit targets, which goals were set by our Compensation Committee in March 2009, and (ii) an 80% weighting accorded to the achievement of certain performance goals, which are, in the case of our research and development, or R&D, department, largely measured by contribution to various business units, and in the case of our marketing department, measured by our net sales revenue, pre-sales of our solutions and the satisfaction of our internal clients. The contribution of our R&D department to the customer-focused business units within our AsiaInfo Technologies division is, in turn, measured by considering the achievement of performance goals by those units in combination with the percentage of R&D cost allocable to those business units. Because our R&D department plays a critical role in supporting these units, our Compensation Committee believes it is appropriate, in large part, to align incentive compensation for our R&D department by looking at a combination of the success of each business unit to which it contributes and the amount of resources it devotes to that business unit. A bonus pool for our R&D department is established by multiplying the overall achievement percentage of the department by a target incentive pool equal to 42.8% of all R&D employees’ base salaries, in the aggregate. No bonuses are payable if our R&D department’s achievement percentage is less than 75%. The resulting bonus pool allocable to our R&D department is distributed to individual employees by the head of R&D, Mr. Liu. Our CEO determines the incentive compensation payable to Messrs. Liu and Jin. For 2009, Mr. Liu was awarded incentive compensation of $99,050, which primarily reflects strong R&D contributions to our growth in 2009, and $113,186 was awarded to Mr. Jin, which primarily reflects our growth in 2009.

•

The 2009 Lenovo Security Appraisal and Incentive Program, or the 2009 LIP, governs the incentive awards payable to certain executives, including Jian Qi, President and Chief Executive Officer of our Lenovo-AsiaInfo Division. Under the 2009 LIP, Mr. Qi received incentive payments based on three performance tests for the division, including net revenue, contribution profit of our Lenovo-AsiaInfo Division, and days’ sales outstanding, with each target set by our Compensation Committee in March 2009. Specific factors our Compensation Committee considered in determining Mr. Qi’s 2009 incentive compensation targets included rewarding cost-effective growth primarily in our Lenovo-AsiaInfo Division, the extensive responsibilities associated with serving as Chief Executive Officer of our Lenovo-AsiaInfo Division, and Mr. Qi’s historical service to us. While most of our other named executive officers have duties and responsibilities relating to all of our operations, Mr. Qi’s efforts are focused on our Lenovo-AsiaInfo Division, and therefore we believe it is appropriate to base his bonus opportunities on performance goals relating to the results of that division. Mr. Qi’s target incentive compensation is approximately 67% of his base salary, and his bonus is derived by multiplying that target incentive figure by the overall achievement percentage for the Lenovo-AsiaInfo Division for the three performance targets described above. Mr. Qi’s target incentive compensation reflects our policy of making incentive compensation a higher proportion of the total compensation package with respect to employees who head business divisions, as compared to employees who head functional departments. As a result of the formula described above, the Compensation Committee awarded $84,516 in 2009 to Mr. Qi, which primarily reflects our strong growth in 2009.

•

All of our employees, including our named executive officers, are eligible to participate in the 2009 Profit Sharing Program, or the 2009 PSP. The 2009 PSP is designed to allow non-sales employees to share in the profits generated by the business units within the telecommunications division, as well as our training center, the AsiaInfo-Linkage Academy. To the extent that each of these units achieves its annual net income target, the excess difference between the actual marginal profit and the target profit of that business unit is divided between AsiaInfo Technologies and the business unit on a 70/30 basis. Upon approval of our Compensation Committee, ten percent of each business unit’s profit allocation is awarded to our CEO. 70% of each business unit’s profit is allocated to that business unit for further distribution among its employees and the remainder is allocated for company-wide distribution by our CEO.

Long-Term Equity Incentive Program

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our equity compensation plans have been established and implemented to provide certain of our employees, including our named executive officers, with incentives to help align those employees’ interests with those of our stockholders. Our Compensation Committee believes that this use of equity awards offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines and our equity compensation plans have historically provided the principal method for our executive officers to acquire equity interests in us.

Before 2005, we generally provided long-term equity incentives to our named executive officers, and to other employees, through the grant of stock options under our stock option plans. Stock options were generally granted at an exercise price equal to 100% of the fair market value of our common stock on the date of grant, with a ten-year term and generally subject to a four-year vesting period. Stock options were generally granted to our named executive officers upon their acceptance of employment with us. In addition, our Compensation

Committee generally granted stock options to our named executive officers at the beginning of each fiscal year, based on long-term strategic and performance objectives and each executive officer’s anticipated contributions to our future performance. When determining the number of stock options to be awarded to an executive officer, our Compensation Committee considered the executive officer’s current contribution to our performance, the executive officer’s anticipated contribution in meeting our long-term strategic performance goals, and comparisons to formal and informal surveys of executive stock option grants made by similarly-situated information technology companies in China. In October 2005, our Compensation Committee approved the acceleration of vesting of approximately 2.1 million unvested stock options previously awarded to employees, officers and members of our Board under our 2000 Stock Option Plan and 2002 Stock Option Plan. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expense associated with our adoption in 2006 of FASB Statement No. 123R, “Share-Based Payment,” now known as Accounting Standards Codification, or ASC, Topic 718.

In 2005, pursuant to the AsiaInfo Holdings, Inc. 2005 Stock Incentive Plan, or the 2005 Incentive Plan, we began to implement a policy of granting restricted stock units, or RSUs, instead of stock options, to our directors, officers and employees.

In November 2006, our Compensation Committee approved grants of performance-based restricted stock units, or PSUs, to key employees, managers and executive officers under the 2005 Incentive Plan. The PSUs vested based on, and were allocated among, five different performance goals and were, in some cases, also subject to certain holding periods. For a description of the vesting criteria of the PSUs, see the discussion below under the heading “Terms of Performance Stock Units.”

At our Annual Meeting of Stockholders in April 2008, our stockholders approved and ratified the AsiaInfo Holdings, Inc. 2008 Stock Incentive Plan, or the 2008 Incentive Plan. The purpose of the 2008 Incentive Plan, which is administered by our Compensation Committee, is to enhance long-term stockholder value by offering opportunities to our employees, directors, officers, consultants, agents, advisors and independent contractors to participate in our growth and success, and to encourage them to continue providing services to us and to acquire and maintain stock ownership in us. Pursuant to the 2008 Incentive Plan, our Compensation Committee, as the plan administrator, has discretion over whether and to whom to grant awards.

In March 2009, our Compensation Committee approved grants of PSUs to key employees, managers and executive officers under the 2008 Incentive Plan. The PSUs vest based on performance goals and are, in some cases, also subject to certain holding periods. For a description of the vesting criteria of the PSUs, see the discussion below under the heading “Terms of Performance Stock Units.” Specific factors our Compensation Committee considered in approving these awards included the value of creating a direct and transparent link between compensation and management achievement of specific business performance targets and aligning the interests of our executives with those of our stockholders, as well as our historical performance, the individual historical performance and contributions of members of our management team, the skills, capabilities and responsibilities of individual members of our management team. Finally, the vesting of PSUs based on continued employment is designed to facilitate retention.

The value and the terms of the PSUs granted to our named executive officers are set forth below under the headings “Summary Compensation Table,” “Terms of Performance Stock Units” and “Grants of Plan-Based Award.” As of the date of this Proxy Statement, all of the PSUs granted to named executive officers during 2006 are either vested or forfeited and part of the PSUs granted to named executive officers during 2009 have vested following the achievement of certain business performance targets specified in the PSU agreements during 2009.

Pension Plans

Our employees in China are entitled to retirement benefits calculated with reference to their base salaries upon retirement and their length of service in accordance with a government managed social welfare plan. The Chinese government is responsible for administering the benefits for these retired employees. We are required to make contributions to the state social welfare plan at a rate of 1% to 22% of the monthly base salaries of our current employees.

For the benefit of our small number of employees who are citizens or lawful permanent residents of the United States, we have adopted a Simplified Employee Pension Plan, or the Pension Plan. The Pension Plan covers employees who have worked at AsiaInfo-Linkage for at least six months. We make monthly contributions under the Pension Plan in an amount equal to 5% of each covered employee’s monthly salary. The contributions are tax deductible by us and are not taxable to our employees. Withdrawals are taxable as ordinary income, and withdrawals before age 59 1/2 may be subject to tax penalties. For U.S. tax purposes, we believe the Pension Plan constitutes a qualified defined contribution plan.

In 2009, we contributed approximately $12,000 to the accounts of all employees covered by the Pension Plan. With respect to our named executive officers, we contributed approximately $8,000 on behalf of Steve Zhang and approximately $2,000 on behalf of Wei Li to the Pension Plan.

The value of social welfare and Pension Plan benefits is reflected in the “Summary Compensation Table” below.

Other Compensation

Our named executive officers are also eligible to participate in benefits programs generally available to other employees, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance. Other benefits provided to certain executive officers during 2009 include housing allowances, educational allowances for children, and home-visit allowances.

As part of our compensation program, we have entered into agreements with Steve Zhang, Wei Li and Jian Qi pursuant to which they may be entitled to receive severance benefits upon the occurrence of certain enumerated events following a change in control. The events that trigger payment are generally those related to termination of employment or detrimental changes to the executive’s terms and conditions of employment. For a more detailed description, see the discussion below under the heading “Potential Payments upon Termination of Employment or Change in Control.” We believe that this structure will help (i) assure the executive’s full attention and dedication to us, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control; (ii) assure the executives’ objectivity in fulfilling the interests of stockholders; (iii) assure the executives of fair treatment in case of involuntary termination following a change in control; and (iv) maintain our ability to attract and retain key talent during uncertain times.

Tax and Accounting Implications

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code, or the IRC, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer, chief financial officer or any of the three most highly compensated executive officers. Certain performance-based compensation, however, is exempt from the deduction limit. Our Compensation Committee has considered the potential impact of Section 162(m) of the IRC on the compensation paid to our executive officers. It is our Compensation Committee’s intention that, so long as it is consistent with its overall compensation objectives and philosophy, executive compensation will be deductible for U.S. federal income tax purposes. Awards issued under our stock incentive plans (including stock options, RSUs and PSUs) have been structured so that any taxable compensation derived pursuant to the exercise of options granted under such plans should not be subject to these deductibility limitations.

Accounting for Stock-Based Compensation

In January 2006, we began accounting for stock-based payments in accordance with the requirements of ASC Topic 718, which requires us to estimate and record an expense over the service period of the award.

Summary Compensation Table

The following table sets forth information concerning the compensation earned for services rendered to us by each of our named executive officers for the fiscal years ended December 31, 2007, 2008 and 2009, respectively:

Name and principal position	Year	Salary ($)(1)(2)	Stock Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(1)(5)		Total ($)(1)(6)
Steve Zhang, President and Chief Executive Officer	2009 2008 2007	203,156 202,149 177,422	3,242,250 — —	596,783 338,714 274,175	88,589 104,183 91,325	(7)	4,130,778 645,046 542,922
Wei Li, Former Vice President and Chief Financial Officer(8)	2009	182,552	1,055,700	39,909	39,939	(9)	1,318,100
Eileen Chu, Former Vice President and Chief Financial Officer(1 0)	2009 2008 2007	44,927 114,641 103,222	— — —	— — 46,559	8,966 16,928 11,617	(1 1 )	53,893 131,569 161,398
Jian Qi, President and Chief Executive Officer of Lenovo-AsiaInfo Division	2009 2008 2007	92,350 89,606 80,652	458,500 — —	84,516 21,769 53,842	16,757 17,005 17,438		652,123 128,380 151,932
Feng Liu, Vice President and General Manager of R&D of AsiaInfo Technologies Division	2009 2008 2007	91,702 88,978 80,087	582,950 — —	99,050 81,522 65,729	8,975 8,038 9,763		782,677 178,538 155,579
Yadong Jin, Vice President and General Manager of Marketing(1 2)	2009 2008	101,261 13,747	458,500 202,800	113,186 10,266	11,307 1,387		684,254 228,200

(1)

All cash compensation payments are RMB denominated and have been converted to the U.S. dollar at the exchange rate of US$1.00 = RMB7.2946 for 2007, US$1.00 = RMB6.8225 for 2008, and US$1.00 = RMB6.8259 for 2009, the exchange rate quoted by the Federal Reserve Bank of New York as of December 31, 2007, 2008 and 2009, respectively. Any year-to-year increases in compensation may be fully or partially attributed to the appreciation of the RMB against the U.S. dollar.

(2)	Represents the dollar value of base salary earned by the named executive officer during the fiscal years covered.
(3)

Represents the dollar amounts of the aggregate grant date fair value computed in accordance with ASC Topic 718. Performance-contingent equity grant amounts assume that target shares are issued, which also represent the maximum number of shares issuable under such performance-contingent equity grants. For information on PSUs granted to our named executive officers in 2009, see the discussion below under the heading “Grants of Plan Based Awards.” See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, for a discussion of all assumptions made by us in determining the ASC Topic 718 values of our equity awards.

(4)

Represents the dollar value of all earnings for services performed during the 2007, 2008 and 2009 pursuant to awards under non-equity incentive plans, which are based on certain performance criteria. As of the date of this Proxy Statement, the non-equity incentive plan compensation in 2009 has been paid.

(5)

Includes our contributions for social welfare, Pension Plan, life insurance, health insurance benefits, housing allowance, home visit allowance, children’s education expenses and meal allowances, perquisites and other personal benefits.

(6)	Represents the sum of all compensation reflected in the preceding columns.
(7)	Includes $29,113 for housing allowance and $33,400 for children’s education expenses.
(8)	Ms. Wei Li served as our Vice President and CFO from January 2009 to August 2010. We expect Ms. Li to continue providing services to us until September 30, 2010.
(9)	Includes $21,854 for housing allowance and $2,500 for children’s education expenses.
(10)	Ms. Eileen Chu served as our Vice President and CFO from January 2007 to January 2009. Ms. Chu continued to serve as a consultant to us until July 2009.
(11)	Includes $5,006 for housing allowance.
(12)	Mr. Yadong Jin was appointed as our Vice President and General Manager of Marketing in November 2008.

Internal Pay Equity

Among the factors influencing compensation decisions is our view that our executive compensation program be internally equitable in order for us to achieve our corporate objectives outlined above. Our Compensation Committee has considered the relationship between our CEO’s total compensation and the total compensation of our other named executive officers to ensure that it regards the level of executive compensation as reasonable in light of our objectives. Our Compensation Committee has also considered the relationship between the mix of the individual elements of compensation paid to the CEO and our other named executive officers. In analyzing these relationships, our Compensation Committee also considered relevant factors impacting compensation decisions, such as the composition of our management team, the responsibilities, skills, capabilities and historical contributions of named executive officers, our performance, vesting and other conditions associated with equity awards, leadership considerations and employee morale.

In 2009, Steve Zhang, our CEO, received total compensation, stock awards and non-equity incentive plan compensation significantly exceeding that of our other named executive officers. However, our Compensation Committee determined that these amounts were equitable and reasonable, based on a variety of factors, including Mr. Zhang’s comparatively greater responsibilities, his historical contributions to our growth, and our strong performance in 2009.

Agreements with Named Executive Officers

Employment-Related Agreements

Steve Zhang. In July 2010, we entered into an Executive Employment Agreement, an Employment Contract and a Confidentiality and Non-Competition Agreement, which we collectively refer to as the “Employment Agreements,” with our current CEO, Steve Zhang. Pursuant to the Employment Agreements, Mr. Zhang will continue to serve as our CEO for a three-year term, which will be automatically extended for an additional three years unless we or Mr. Zhang provide the other party with 90 days prior written notice that the term will not be so extended. Mr. Zhang will receive an annual base salary in an amount determined by our Board, which may be increased (but not decreased) as may be determined annually by our Compensation Committee in its sole discretion. Mr. Zhang will be eligible for an annual bonus in an amount determined by our Board, will be eligible to participate in all long-term equity incentive plans and programs available to senior executives of the Company, and will be entitled to participate in medical insurance and pension and welfare benefit plans, programs and arrangements generally available to the Company’s other senior executives. Mr. Zhang will receive an annual housing entitlement of $24,000, an annual home visit allowance of $10,000, and annual education reimbursement for his children’s education through secondary school. Upon a change of control, regardless of whether Mr. Zhang is terminated, he will be entitled to immediate vesting of 100% of any outstanding unvested equity incentive awards. If Mr. Zhang’s employment terminates for any reason, he will be entitled to certain severance payments as described below under the heading “Potential Payments upon Termination of Employment and Change in Control.”

Jian Qi. In February 2008, we entered into a three-year Employment Contract and a Confidentiality and Non-Competition Agreement with our President and Chief Executive Officer of our Lenovo-AsiaInfo Division, Jian Qi. Pursuant to the terms of the Employment Contract with Mr. Qi, Mr. Qi will receive an annual base salary of approximately $92,350 in 2010 and will be eligible for an annual bonus. The actual amount of the bonus will depend upon Mr. Qi’s achievement of his annual performance objectives. In April 2004, we entered into a Master Executive Employment Agreement and a Change-Of-Control Severance Agreement with Mr. Qi. Pursuant to the Change-of-Control Severance Agreement with Mr. Qi, if we terminate Mr. Qi’s employment without cause or he resigns for good reason within the one-year period immediately following a change of control, he will be entitled to certain severance payments as described below under the heading “Potential Payments upon Termination of Employment and Change in Control.”

Feng Liu. In January 2008, we entered into an Employment Contract and a Confidentiality and Non-Competition Agreement with the Vice President and General Manager of R&D of our AsiaInfo Technologies Division, Feng Liu. Pursuant to the terms of the Employment Contract with Mr. Liu, Mr. Liu will receive an annual base salary of approximately $91,702 in 2010 and will be eligible for an annual bonus. The actual amount of the bonus will depend upon Mr. Liu’s achievement of his annual performance objectives.

Wei Li. In January 2009, we entered into an Offer Letter, a three-year Employment Contract, a Confidentiality and Non-Competition Agreement, a Master Executive Employment Agreement and a Change-Of-Control Severance Agreement with Wei Li, who served as our CFO from January 2009 to August 2010. We expect Ms. Li to continue providing services to us until September 30, 2010. The terms of the Offer Letter and Employment Contract with Ms. Li provide that Ms. Li would receive an annual base salary of approximately $191,726 in 2010 and be eligible for an annual bonus, the actual amount of which would depend upon Ms Li’s achievement of her annual performance objectives. Ms. Li would also be entitled to an annual housing allowance of approximately $24,000, an annual tuition allowance of $2,500 for her children’s education, and an annual home visit allowance. Ms. Li also received 30,000 RSUs and 60,000 PSUs pursuant to our 2008 Incentive Plan. The RSUs vest in four installments of 25% annually beginning on the first anniversary of Ms. Li’s employment start date, subject to Ms. Li continuing to provide services to us. The PSUs vest based on the achievement of certain performance thresholds. Ms. Li is entitled to participate in the health insurance, life insurance, long term disability insurance and other employee benefit arrangements generally available to our employees, as well as to vacation time and reimbursement of her reasonable business expenses. Pursuant to the Change-of-Control Severance Agreement with Ms. Li, if we terminate Ms. Li’s employment without cause or she resigns for good reason within the one-year period immediately following a change of control, she would be entitled to severance payments as described below under the heading “Potential Payments upon Termination of Employment and Change in Control.”

Yadong Jin. In November 2008, we entered into a three-year Employment Contract and a Confidentiality and Non-Competition Agreement with our Vice President and General Manager of Marketing, Yadong Jin. Pursuant to the terms of the Employment Contract with Mr. Jin, Mr. Jin will receive an annual base salary of approximately $101,261 in 2010 and will be eligible for an annual bonus. The actual amount of the bonus will depend upon Mr. Jin’s achievement of his annual performance objectives.

Michael Wu. In August 2010, we entered into an Offer Letter, a three-year Employment Contract, a Confidentiality and Non-Competition Agreement, a Master Executive Employment Agreement and a Change-Of-Control Severance Agreement with our CFO, Michael Wu. Pursuant to the terms of Offer Letter and Employment Contract with Mr. Wu, Mr. Wu will receive an annual base salary of approximately $191,656 and be eligible for an annual bonus, the actual amount of which will depend upon Mr. Wu’s achievement of his annual performance objectives. Mr. Wu is also entitled to an annual housing allowance of approximately $14,742, an annual tuition allowance of $11,794 for his children’s education, and an annual home visit allowance. Mr. Wu has been awarded 30,000 RSUs and 20,000 PSUs pursuant to our 2008 Incentive Plan. The RSUs will vest in four installments of 25% annually beginning on the first anniversary of Mr. Wu’s employment start date. The PSUs will vest based on the achievement of certain performance thresholds. Mr. Wu is entitled to participate in the health insurance, life insurance, long term disability insurance and other employee benefit arrangements generally available to our employees, as well as to vacation time and reimbursement of his reasonable business expenses. Pursuant to the Change-of-Control Severance Agreement with Mr. Wu, if we terminate Mr. Wu’s employment without cause or he resigns for good reason within the one-year period immediately following a change of control, he would be entitled to severance payments as described below under the heading “Potential Payments upon Termination of Employment and Change in Control.”

Potential Payments upon Termination of Employment and Change in Control

Potential Payments to Mr. Zhang

Pursuant to the Executive Employment Agreement we entered into with Mr. Steve Zhang, if we terminate the employment of Mr. Zhang for any reason (other than death or disability), Mr. Zhang will be entitled to:

•	payment of all accrued and unpaid salary, bonus, reimbursable expenses, vacation and employee benefits;

•	the prorated amount of his annual bonus for the prior year;

•	a severance amount equal to 18 months of Mr. Zhang’s base salary for the year of the termination and annual bonus for the prior year;

•	one year of continued medical benefits;

•	one year of continued education reimbursement and housing entitlement; and

•	immediate vesting of 100% of any outstanding unvested equity incentive awards held by Mr. Zhang.

If Mr. Zhang’s employment terminates due to his death or disability, Mr. Zhang will be entitled to receive all of the termination benefits listed above, except that the severance amount would equal his base salary for the year of the termination and annual bonus for the prior year. If Mr. Zhang resigns for “good reason,” Mr. Zhang will be entitled to receive all of the termination benefits listed above, except that the severance amount would equal six months of his base salary for the year in which he resigns and immediate vesting would only apply to 50% of any outstanding unvested equity incentive awards. If we terminate the employment of Mr. Zhang or he resigns within one year after a “change of control,” Mr. Zhang will be entitled to receive all of the termination benefits listed above, except that the severance amount would equal 2.99 times his base salary for the year of the termination and annual bonus for the prior year.

For purposes of the Executive Employment Agreement with Mr. Zhang described above, resignation “for good reason” includes:

•	assignment to Mr. Zhang of any duties inconsistent in any materially adverse or diminutive respect with his position, authority, duties or responsibilities;

•	a reduction in Mr. Zhang’s base salary as in effect immediately before the change of control, except for a reduction that applies in equal proportion to all of our employees;

•	a material reduction in Mr. Zhang’s aggregate compensation opportunity, including base salary, bonus, and long-term or other incentive compensation opportunities;

•	failure to maintain Mr. Zhang’s employment positions set forth in the Employment Agreements;

•	an uncured material breach by us of a material provision of the Employment Agreements; or

•	expiration of the employment term under the Employment Agreements due to our provision of notice to Mr. Zhang that his employment term will not be extended.

For purposes of the Executive Employment Agreement with Mr. Zhang described above, a “change of control” will be deemed to have occurred upon the happening of any of the following:

•

any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing more than 45% of either the then outstanding shares of our stock or the combined voting power of our then outstanding securities;

•

during any period of twelve consecutive months, the individuals who, at the beginning of such period, constitute our Board cease to constitute at least a majority thereof because of a vote of our stockholders, subject to certain exceptions;

•

the consummation of a merger or consolidation of us with any other corporation other than (A) a merger or consolidation that would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent at least 60% of the combined voting power of our voting securities or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of us or a similar transaction in which no person is or becomes the beneficial owner, directly or indirectly, of our securities representing 45% or more of either the then outstanding shares of our stock or the combined voting power of our then outstanding securities;

•	our stockholders or our Board approve a plan of complete liquidation or dissolution of us; or

•	the consummation of a sale or disposition by us of all or substantially all of our assets, excluding certain reorganization transactions.

Potential Payments to Ms. Li, Mr. Qi and Mr. Wu

Each of Ms. Wei Li, Mr. Jian Qi and Mr. Michael Wu entered into a Change-of-Control Severance Agreement with us. If we terminate any of Ms. Li, Mr. Qi or Mr. Wu without cause or any of them resigns for good reason within one-year immediately following a change of control, Ms. Li, Mr. Qi and Mr. Wu would respectively be entitled to:

•	payment of all accrued and unpaid salary and bonus;

•

severance payments equal to the sum of (i) such executive’s base salary for the year in which the date of termination occurred (or, if higher, as in effect at the time of the change of control) and (ii) such executive’s target annual bonus for the year which the date of termination occurs (or, if higher, as in effect at the time of the change of control);

•	immediate vesting of 50% of any outstanding unvested stock options held by such executive as of the date of such termination;

•	exercise all vested stock options for a period of 18 months after the date of termination; and

•	medical benefits for one year and housing allowance for six months following termination.

In the event of a change of control not resulting in termination of employment and in which the executive’s stock options are neither assumed nor replaced, Ms. Li, Mr. Qi and Mr. Wu would be entitled to immediate vesting of 50% of any outstanding unvested stock options.

For purposes of the Change-of-Control Severance Agreements with Ms. Li, Mr. Qi and Mr. Wu described above, termination “for cause” includes:

•	willful and continued failure by the executive substantially to perform his/her duties; or

•	willful engagement by the executive in conduct which is demonstrably and materially injurious to us.

For purposes of the Change-of-Control Severance Agreements with Ms. Li, Mr. Qi and Mr. Wu described above, resignation “for good reason” includes:

•

assignment to the executive of any duties inconsistent in any materially adverse or diminutive respect with his/her position, authority, duties or responsibilities from those in effect immediately prior to the change of control;

•	a reduction in the executive’s base salary as in effect immediately before the change of control, except for a reduction that applies in equal proportion to all of our employees; or

•

a material reduction in the executive’s aggregate compensation opportunity, including the executive’s base salary, bonus opportunity, if any, and long-term or other incentive compensation opportunity, if any.

For purposes of the Change-of-Control Severance Agreements with Ms. Li, Mr. Qi and Mr. Wu described above, a “change of control” will be deemed to have occurred upon the happening of any of the following:

•

any person (other than AsiaInfo-Linkage and certain affiliated entities) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities (other than any securities acquired directly from us) representing more than 45% of either the then outstanding shares of our stock or the combined voting power of our then outstanding securities;

•

during any period of twelve consecutive months, the individuals who, at the beginning of such period, constitute our Board cease to constitute at least a majority thereof because of a vote of our stockholders, subject to certain exceptions;

•

the consummation of a merger or consolidation of us with any other corporation other than (A) a merger or consolidation that would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent at least 60% of the combined voting power of our voting securities or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of us or a similar transaction in which no person is or becomes the beneficial owner, directly or indirectly, of our securities (other than securities acquired directly from us) representing 45% or more of either the then outstanding shares of our stock or the combined voting power of our then outstanding securities;

•	our stockholders or our Board approve a plan of complete liquidation or dissolution of us; or

•	the consummation of a sale or disposition by us of all or substantially all of our assets, excluding certain reorganization transactions.

Other Potential Payments

Each of Mr. Steve Zhang, Ms. Wei Li, Mr. Jian Qi, Mr. Feng Liu, Mr. Yadong Jin and Mr. Michael Wu entered into a Confidentiality and Non-Competition Agreement with us. Under the terms of these agreements, upon termination of employment of each of these individuals for any reason, we may elect to enforce a one-year non-competition provision by agreeing to pay 50% of such individual’s then-current annual base salary, payable in a lump sum or in monthly installments over the one-year period.

The following table sets forth the estimated payments and benefits that would be due to each of Mr. Steve Zhang, Ms. Li and Mr. Qi upon the termination of his or her employment without cause or resignation for good reason within the one-year period immediately following a change of control. The amounts provided in the table below assume that each such termination was effective as of December 31, 2009 (the last day of our 2009 fiscal year). These are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment without cause or resignation for good reason within the one-year period immediately following a change of control can only be determined at the time of such event, based on the facts and circumstances then prevailing.

Name	Salary Continuation(1)	Bonus Payment(2)	Medical Benefits and Housing Allowance Continuation
Steve Zhang	203,156	596,783	26,808
Wei Li(3)	182,552	39,909	17,740
Jian Qi	92,350	84,516	10,838

(1)	This amount represents annual base salary for 2009. Such amount would be payable as soon as practicable upon termination but no later than 30 days following the date of termination.
(2)

This amount represents the annual bonus he/she would have earned based on actual performance for 2009. Such amount would be payable as soon as practicable upon termination but no later than 30 days following the date of termination.

(3)	Ms. Wei Li served as our Vice President and CFO from January 2009 to August 2010. We expect Ms. Li to continue providing services to us until September 30, 2010.

We have a long-standing severance policy for departing members of our senior management. In the event that we terminate an employee at the vice president level or above without cause, the employee will receive severance pay equal to one month’s base salary for each year he or she has been employed by us, or six month’s base salary, whichever is greater.

Periodically, our Compensation Committee analyzes and assesses all of our termination and change of control arrangements to determine whether they are necessary and appropriate under our current circumstances and given the circumstances of each individual named executive officer.

Terms of Performance Stock Units

Our Compensation Committee approved PSU grants under our incentive plans to certain of our named executive officers in 2006 and 2009, respectively. Each PSU granted is accompanied by a stock award agreement which specifies the number of shares granted and the milestones for vesting of the PSUs. Complete copies of or our standard PSU award agreements are filed as exhibits to our Current Report on Form 8-K dated November 28, 2006 and our Current Report on Form 8-K dated March 19, 2009. For the complete terms of the PSU awards, please refer to those filings.

2006 PSUs. Different percentages of the PSUs granted to named executive officers in 2006 were to vest based upon the attainment of five different performance goals. The five different performance goals, and the relative weighting applicable to each goal, were as follows:

•

30% of the PSU grant was to vest based on our level of Annual EBIT and Annual Net Revenue Growth during each of three 12-month periods commencing on July 1, 2006, July 1, 2007 and July 1, 2008. Annual EBIT is defined as our earnings before interest and taxes, and Annual Net Revenue Growth is the percentage increase in our net revenue (meaning our revenue net of hardware costs), for each 12-month period against the immediately preceding 12-month period.

•

22.5% of the PSU grant was to vest if the average closing price per share of our common stock during any continuous thirty-day period occurring between July 1, 2006 and June 30, 2009 reached certain thresholds.

•

22.5% of each PSU grant was to vest based on our New Business Revenue Percentage during the period commencing on July 1, 2006 and ending on June 30, 2009. New Business Revenue Percentage means, for such period, our net revenue attributable to (i) new business models in the PRC telecommunications market, and (ii) sales of products or services to customers outside of the telecommunications market or outside of the PRC, expressed as a percentage of our total net revenue attributable to our AsiaInfo Technologies division.

•

12.5% of each PSU grant vests based on the average closing price per share of our common stock during any continuous fifty-day period occurring between July 1, 2006 and June 30, 2010. If the average closing price equaled or exceeded $12.00 per share for such period, all of the PSUs allocated to this performance goal were to vest, but the earliest possible vesting date was March 31, 2009.

•

12.5% of each PSU grant vests based on Annual EBIT as measured for each of three 12-month periods commencing on July 1, 2006, July 1, 2007 and July 1, 2008. All of the PSUs allocated to this performance goal were to vest on the last date of the first such 12-month period (if any) when Annual EBIT equaled or exceeded $12,000,000.

As of the date of this Proxy Statement, all of the PSUs granted to our named executive officers during 2006 have either vested or been forfeited according to their terms.

2009 PSUs. Different percentages of the PSUs granted to named executive officers vest based on targeted increases in our operating profit for each of the three twelve-month periods commencing on October 1, 2008, October 1, 2009 and October 1, 2010, respectively, as compared to the immediately preceding twelve-month period. We refer to such targeted increases as the “Annual Operating Profit Growth Rate.” Each recipient’s PSUs are allocated in three equal proportions over the three twelve-month periods. The PSUs allocated to each such twelve-month period vest based on the following schedule:

•	If the Annual Operating Profit Growth Rate is between 25% and 33%, then 45.5% of the PSUs allocated to the period vest.

•	If the Annual Operating Profit Growth Rate is between 33% and 40%, then 54.5% of the PSUs allocated to the period vest.

•	If the Annual Operating Profit Growth Rate is between 40% and 45%, then 72.7% of the PSUs allocated to the period vest.

•	If the Annual Operating Profit Growth Rate is equal to or more than 45%, then 100% of the PSUs allocated to the period vest.

Any PSUs that do not vest at the end of a twelve-month period due to our failure to achieve the relevant Annual Operating Profit Growth Rate thresholds expire and are automatically forfeited. As of the date of this Proxy Statement, some PSUs granted to our named executive officers during 2009 have vested and some remain unvested. For more information, see the discussion below under the headings “Outstanding Equity Awards at Fiscal Year-End Table” and “Options Exercised and Stock Vested.”

Grants of Plan-Based Awards

Our Compensation Committee approved PSU and RSU grants under our 2008 Incentive Plan to certain of our named executive officers in 2009. The following table sets forth information regarding our 2008 Incentive Plan awards granted during 2009:

Name	Grant Date(1)	Estimated Future Payouts Under Equity Incentive Plan Awards Maximum(#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Steve Zhang	03/16/2009	247,500	3,242,250
Wei Li(3)	01/19/2009	30,000	269,700
	03/16/2009	60,000	786,000
Yadong Jin	03/16/2009	35,000	458,500
Jian Qi	03/16/2009	35,000	458,500
Feng Liu	03/16/2009	44,500	582,950

(1)

Unless otherwise specified, all 2008 Incentive Plan-based awards are PSU grants. There are no target or threshold PSU grants. As described below, the vesting of different numbers of PSUs is associated with different performance goals. If a performance goal is met, there is full vesting of the PSUs associated with the grant. If a performance goal is not met, then the PSUs allocable to that performance goal expire and are automatically forfeited in their entirety. In other words, the PSUs associated with each performance goal either vest fully or not at all. If all of the performance goals are met, all of the PSUs vest. If none of the performance goals are satisfied, none of the PSUs vest. Varying numbers of PSUs vest if some of the performance goals are met and some are not.

(2)

Reflects the grant date fair value of the options granted calculated in accordance with ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, for a discussion of assumptions made by us in determining the ASC Topic 718 values of our equity awards.

(3)

Ms. Wei Li served as our Vice President and CFO from January 2009 to August 2010. We expect Ms. Li to continue providing services to us until September 30, 2010. Reflects RSU awards granted that vest, if at all, in 25% installments on the four anniversary dates following the grant date, subject to Ms. Li continuing to provide services to us.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to options, restricted stock and equity incentive plan awards for each named executive officer outstanding as of December 31, 2009.

As discussed above, beginning in 2005, we began issuing RSUs, instead of stock options, to our directors, officers and employees. These RSUs, which are set forth in the column “Number of Shares or Units of Stock That Have Not Vested,” are subject to time-based vesting requirements which are further detailed in footnote 2 to the table. In 2006, our Compensation Committee approved grants of PSUs which vest depending on the attainment of certain performance goals. In 2009, our Compensation Committee approved additional grants of PSUs which vest based on our Annual Operating Profit Growth Rate. These PSU grants are set forth in the column entitled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested.” The vesting criteria for these PSUs are discussed above under the heading “Terms of Performance Stock Units.”

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Steve Zhang	40,000	9.625	04/04/2011	—	—	165,000	5,024,250
	120,000	12.44	11/01/2010	—	—	—	—
	60,000	24.00	02/17/2010	—	—	—	—
Wei Li(6)	—	—	—	30,000	913,500	40,000	1,218,000
Eileen Chu(7)	—	—	—	—	—	—	—
Yadong Jin	—	—	—	15,000	456,750	23,334	710,520
Jian Qi	5,625	4.99	06/14/2014	—	—	23,334	710,520
	48,200	9.25	01/16/2011	—	—	—	—
	8,000	12.44	11/01/2010		—	—	—
Feng Liu	4,500	4.99	06/14/2014	—	—	29,667	903,360
	7,500	24.00	02/17/2010

(1)	All outstanding options were accelerated in October 2005 and, consequently, are fully vested.
(2)

Represents the total number of RSUs granted under any equity incentive plan that have not vested and that have not been earned. Twenty-five percent of the RSUs granted to our named executive officers vests annually beginning on the first anniversary of the grant date. With respect to Ms. Wei Li, who served as our Vice President and CFO from January 2009 to August 2010, 30,000 RSUs were granted in January 2009 and 7,500 vested in January 2010, with an additional 7,500 RSUs vesting in January of each of 2011, 2012 and 2013, respectively, subject to Ms. Li continuing to provide services to us. We expect Ms. Li to continue providing services to us until September 30, 2010. Thereafter, the unvested portion of Ms. Li’s award would be cancelled automatically and forfeited to us. With respect to Mr. Yadong Jin, 20,000 RSUs were granted in November 2008 and 5,000 vested in November 2009, with an additional 5,000 RSUs vesting in November of each of 2010, 2011 and 2012, respectively.

(3)

Represents the aggregate market value or payout value of RSUs granted under any equity incentive plan that have not vested and that have not been earned. The figures are obtained by multiplying the number of RSUs by the closing market price of our common stock as of December 31, 2009, which was $30.45 per share.

(4)

Represents the total number of PSUs granted under any equity incentive plan that have not vested and that have not been earned. For more information on the vesting of these PSUs, see the discussion above under the heading “Terms of Performance Stock Units.” With respect to Ms. Wei Li, we expect Ms. Li to continue providing services to us such that vesting of her PSUs will continue until September 30, 2010. Thereafter, the unvested portion of the award shall be cancelled automatically and be forfeited to the Company immediately upon termination of service with the Company.

(5)

Represents the aggregate market value or payout value of PSUs granted under any equity incentive plan that have not vested and that have not been earned. The figures assume the satisfaction of all performance objectives and are obtained by multiplying the number of PSUs by the closing market price of our common stock as of December 31, 2009, which was $30.45 per share.

(6)	Ms. Wei Li served as our Vice President and CFO from January 2009 to August 2010. We expect Ms. Li to continue providing services to us until September 30, 2010.
(7)	Ms. Eileen Chu served as our Vice President and CFO from January 2007 to January 2009. Ms. Chu continued to serve as a consultant to us until July 2009.

Options Exercised and Stock Vested

The following table summarizes the value realized by our named executive officers in connection with the exercise of stock options and the vesting of RSUs and PSUs during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)		Value Realized on Vesting ($)(4)
Steve Zhang	428,401	5,602,866	213,808	(5)	3,923,836
Wei Li	—	—	20,000	(6)	399,400
Eileen Chu	—	—	19,664	(7)	336,032
Yadong Jin	—	—	16,666	(8)	353,520
Jian Qi	30,000	30,900	34,217	(9)	672,103
Feng Liu	23,100	249,669	42,095	(10)	829,294

(1)	Represents the number of shares of our common stock for which the options were exercised.
(2)

Represents the aggregate dollar value realized upon exercise of options, or upon the transfer of an award for value. The figures are based on the closing market price of our common stock on the date of exercise of the stock option awards.

(3)	Represents the number of shares of stock that have vested.
(4)

Represents the aggregate dollar value realized upon vesting of stock, or upon the transfer of an award for value. The figures are based on the closing market price of our common stock on the date of vesting of the stock awards.

(5)	Consists of 20,000 RSUs and 193,808 PSUs.
(6)	Ms. Wei Li served as our Vice President and CFO from January 2009 to August 2010. We expect Ms. Li to continue providing services to us until September 30, 2010. Consists of 20,000 PSUs.
(7)	Ms. Eileen Chu served as our Vice President and CFO from January 2007 to January 2009. Ms. Chu continued to serve as a consultant to us until July 2009. Consists of 19,664 PSUs.
(8)	Consists of 5,000 RSUs and 11,666 PSUs.
(9)	Consists of 4,000 RSUs and 30,217 PSUs.
(10)	Consists of 5,000 RSUs and 37,095 PSUs.

In October 2005, our Compensation Committee approved the acceleration of vesting of approximately 2.1 million unvested stock options previously awarded to employees, officers and members of our Board under our 2000 Stock Option Plan and 2002 Stock Option Plan. Options held by members of our Compensation Committee were excluded from the acceleration.

As a condition of the acceleration, and to avoid any unintended personal benefits, we also imposed a holding period on shares underlying the accelerated options that requires all optionees to refrain from selling any shares acquired upon the exercise of the options until the date on which such shares would have vested under the options’ original vesting terms.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

DIRECTOR COMPENSATION

General

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level of our directors.

In 2009, each non-executive director was paid an annual retainer of $15,000 and an additional fee of $2,000 for each Board meeting attended in person or by teleconference. The chairman of our Audit Committee was paid an additional annual fee of $5,000 and each member of our Audit Committee was paid a fee of $1,000 for each Audit Committee meeting attended in person or by teleconference. In addition to these fees, we reimburse directors and committee members for reasonable and actual out-of-pocket travel expenses incurred when attending Board or committee meetings. In addition, from time to time our Board may form special committees and provide additional compensation to directors for their service to our Board on such committees. Members of our Board who are also our employees did not receive any compensation for their services as directors.

Before 2005, we granted stock options to most of our non-executive directors, beginning with an initial grant of 20,000 options to each non-executive director, vesting over four years on an annual schedule of 25% per year. During the last two years of the vesting schedule, the options vested on a quarterly basis. In the past, we typically granted new options to our non-executive directors as their options vested, so that each non-executive director would always maintain 20,000 unvested options. In October 2005, our Compensation Committee approved the acceleration of vesting of approximately 2.1 million unvested stock options previously awarded to employees, officers and members of our Board under our 2000 Stock Option Plan and 2002 Stock Option Plan. Options held by members of our Compensation Committee were excluded from the acceleration. The primary purpose of the accelerated vesting was to enable us to avoid recognizing future compensation expense associated with the accelerated stock options upon the planned adoption of ASC Topic 718 in 2006.

Beginning in 2005, we began to implement a policy of granting RSUs, instead of stock options, to all of our non-executive directors pursuant to our 2005 Incentive Plan. These awards began with an initial grant of 5,000 RSUs to each non-executive director, vesting over four years on an annual schedule of 25% per year. Effective July 2008, our Board increased the initial grant to our non-executive directors to 8,000 RSUs. We typically grant new RSUs to our non-executive directors as their RSUs vest, so that each non-executive director maintains 8,000 RSUs outstanding.

Director Compensation Table

The following table summarizes the compensation paid to each of our non-executive directors for the fiscal year ended December 31, 2009:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)		Total ($)
James Ding	23,000	67,703	9,000	(5)	99,703
Edward Tian	23,000	67,703	—		90,703
Tao Long(6)	27,000	67,703	—		94,703
Yungang Lu	32,000	67,703	4,810	(7)	104,513
Davin A. Mackenzie	32,000	67,703	—		99,703
Thomas J. Manning	23,000	67,703	444,312	(8)	535,015
Qingtong Zhou(9)	23,000	—	—		23,000

(1)	Steve Zhang, our CEO and President, is not included in this table as he is one of our executive officers and thus received no compensation for his services as a director. For disclosure related to Mr. Zhang’s compensation as an executive officer, see the “Summary Compensation Table” above.

(2)	Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees and meeting fees.
(3)	Represents aggregate grant date fair value computed in accordance with ASC Topic 718. As of December 31, 2009, each of James Ding, Edward Tian, Yungang Lu, Davin A. Mackenzie, Tom Manning and Tao Long held 6,750 RSUs.
(4)	Represents the dollar value of perquisites and other personal benefits, or property, as well as consulting fees earned from, or paid or payable by us.
(5)	Reflects consulting fees paid to Mr. Ding for his role as Chairman of AsiaInfo (H.K.) Systems Co. Limited, a subsidiary of AsiaInfo-Linkage, Inc.
(6)	Tao Long resigned from our Board in July 2010. 1,687 RSUs granted to Mr. Long were accelerated and 5,063 were forfeited in connection with his resignation.
(7)	Reflects reimbursement of travel expenses related to board services.
(8)	Reflects $1,763 for reimbursement of travel expenses related to board services and $442,549 for consulting fees paid to Mr. Manning pursuant to consulting agreements we entered into with Mr. Manning in January 2009 and February 2009.
(9)	Qingtong Zhou resigned from our Board in November 2009. All RSUs granted to Mr. Zhou were forfeited as a result of his resignation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such information by reference in such filing.

Submitted by the Compensation Committee of the Board of Directors

Davin A. Mackenzie

James Ding

Edward Tian

AUDIT COMMITTEE REPORT

The Audit Committee reviews our financial reporting process on behalf of our Board and is responsible for the retention of our independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process and for maintaining effective internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing an opinion on (1) the conformity of our consolidated financial statements to accounting principles generally accepted in the United States of America, and (2) the effectiveness of our internal control over financial reporting. The Audit Committee currently consists of Messrs. Yungang Lu (Chair), Sean Shao and Davin A. Mackenzie, all independent directors, as defined in the listing standards for The NASDAQ Stock Market and applicable SEC rules.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009 with our management, has discussed with our independent registered public accounting firm the matters required to be discussed by PCAOB AU380 (Communication With Audit Committees), SEC Regulation S-X Rule 207 (Communication with Audit Committees) and other relevant PCAOB guidance regarding the auditor’s communication with those charged with governance, has received the written disclosures required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committee Concerning Independence) and has discussed with our independent registered public accounting firm its independence. The Audit Committee has also considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining its independence. Our Board adopted a written charter of the Audit Committee in November 1999. Our Board adopted amendments to the charter in March 2003, January 2004 and in February 2009.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to the engagement of an independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered by the independent registered public accounting firm during that year to the Audit Committee for approval, along with the anticipated fees for those services. Management’s report to the Audit Committee categorizes all anticipated fees into one of the following four classifications:

•

Audit services—include fees for audit work performed on our (1) consolidated financial statements and (2) internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including review of quarterly condensed consolidated financial information, comfort letters, statutory audits, and other attestation services.

•

Audit-related services—include fees for assurance and related services that are traditionally performed by the independent registered pubic accounting firm, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements. We have not incurred such costs for the past two fiscal years.

•

Tax services—include fees for all services permitted to be performed by the independent registered public accounting firm’s tax personnel except those services specifically related to the audits of the financial statements and internal control over financial reporting or are prohibited under the rules of the SEC and the Public Company Accounting Oversight Board. Tax service fees include fees in the areas of corporate tax compliance, tax planning, and tax advice.

•

Other Fees—include fees associated with services not captured in the other categories. We generally do not request such services from the independent registered public accounting firm and have not incurred such costs for the past two fiscal years.

Prior to engagement, the Audit Committee must pre-approve these services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In 2009, the Audit Committee pre-approved all services provided by our independent registered public accounting firm. Private meetings were held with our independent registered public accounting firm to ensure that there were no restrictions on the scope of their audit and to discuss any items the auditors did not wish to raise with management present.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements for the fiscal year ended December 31, 2009 be included in our Annual Report on Form 10-K.

Submitted by the Audit Committee of the Board of Directors

Yungang Lu

Davin A. Mackenzie

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have established procedures for identifying related parties and related party transactions, and for ensuring that any changes in the status of related parties are brought to the attention of relevant departments within us in a timely manner. For transactions with related parties in the ordinary course of business, such as customer sales, supply purchases, subcontracting or consulting services, we apply the same review and approval process as we would in the context of other commercial agreements. All such transactions with related parties are summarized and provided to the legal department for disclosure purposes and to our Audit Committee review. For transactions with related parties outside the ordinary course of business, such as significant capital expenditures, capital raising activities and mergers and acquisitions, the transactions must be approved by our CEO or CFO, and in most cases our Audit Committee.

Other than compensation agreements and other arrangements which are described under “Compensation Discussion and Analysis” and the transactions described below, since January 1, 2009, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Transactions with Lenovo Group Limited and Certain of Our Other Affiliates

We closed our acquisition of the non-telecommunications related information technology services business of Lenovo Group Limited, or Lenovo, in October 2004. As part of the consideration for the assets we acquired from Lenovo, our subsidiary Bonson Information Technology Limited, or Bonson, entered into a forward contract with a subsidiary of Lenovo under which Bonson was obligated to deliver shares of our common stock having a market value of approximately $27.1 million on the settlement date. In July 2005, we settled the forward contract by delivering from treasury stock 4,498,130 shares of our common stock, with a fair value of approximately $25.2 million and a cost of approximately $23.3 million and paying cash in the amount of approximately $2.0 million to Lenovo. Lenovo owned approximately 3,465,666 shares of our outstanding common stock, as of August 23, 2010, and during the fiscal year ended December 31, 2009 beneficially owned in excess of 5% of our issued and outstanding common stock.

Agreements regarding ownership structure of the systems integration business involving state secrets

In connection with the closing of our acquisition of Lenovo’s IT services business, we and Lenovo entered into a supplement to the acquisition agreement in October 2004, which sets forth certain supplemental understandings and agreements regarding the structure of the acquisition and other terms and conditions. Among other things, the supplement sets forth the structure of the acquisition of the part of Lenovo’s IT services business that constitutes “systems integration involving state secrets” under relevant PRC law. Under the supplement, the parties agreed that Legend Holdings Limited, or Legend Holdings, the parent of Lenovo Group, would establish a subsidiary in China, Lenovo Security Technologies (Beijing) Inc., or Lenovo Security. At the time Lenovo Security was established, Legend Holdings owned 51% of the equity interest in Lenovo Security, and two PRC citizens, Mr. Bing Yu, a former member of our Board, and Ms. Zheng Wang, one of our employees, held the remaining equity interest. Mr. Bing Yu’s equity interest was subsequently transferred and is now held by Mr. Jian Qi, President and Chief Executive Officer of our Lenovo-AsiaInfo Division. The purpose of Lenovo Security is to obtain the necessary licenses and qualifications for the systems integration businesses involving state secrets, after which Lenovo Security will be transferred to us (unless it has been transferred earlier, under certain circumstances). Through our wholly-owned subsidiary, Lenovo-AsiaInfo Technologies, Inc., or Lenovo-AsiaInfo, we have entered into a series of contractual arrangements with Lenovo Security and its shareholders under which we enjoy effective control of Lenovo Security and economic benefits substantially similar to equity ownership of Lenovo Security.

The supplement to the acquisition agreement also provides that during the transition period from the date of closing the acquisition to the earlier of (1) the date when Lenovo Security has received the Information System Integration Qualification from the relevant government agency in China (which is a prerequisite for the operation of the systems integration businesses involving state secrets) and (2) the date when Lenovo-AsiaInfo acquires all of Legend Holdings’ equity interest in Lenovo Security pursuant to the terms of the equity transfer arrangement agreements described below, we will operate the system integration businesses involving state secrets through Lenovo Computer System and Technology Services Co., Ltd., or Lenovo Computer. Lenovo Computer is owned by two subsidiaries of Lenovo: Lenovo Manufacturing Limited, or Lenovo Manufacturing, and Lenovo Beijing Limited, or Lenovo Beijing. We have entered into similar contractual arrangements with Lenovo Computer, Lenovo Manufacturing and Lenovo Beijing to operate and control Lenovo Computer during this transitional period, and to receive economic benefits substantially similar to equity ownership in Lenovo Computer.

The structure of our contractual arrangements with Lenovo Security and Lenovo Computer was developed in order to comply with the current prohibition under PRC laws and regulations on foreign persons or foreign-invested enterprises from engaging in systems integration businesses involving state secrets, and to comply with certain licensing requirements with respect to such businesses.

For a further description of those laws and regulations, see the discussion in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, or the 2009 Form 10-K, in Item 1, Business, under the heading “Governmental Regulation.”

For a discussion of certain risks related to those regulations and our contractual arrangements with Lenovo, see the discussion in our 2009 Form 10-K in Item 1A, Risk Factors.

The following chart provides an outline of the current structure described above:

(1)	Mr. Jian Qi is President and Chief Executive Officer of Lenovo Security Technologies (Beijing), Inc. He is the registered holder of 25% of the equity interest in Lenovo Security.
(2)	Ms. Zheng Wang is our Director of Investments. She is the registered holder of 24% of the equity interest in Lenovo Security.
(3)

Legend Holdings is the parent company controlling a majority of the outstanding shares of Lenovo Group Limited. Legend Holdings is the registered holder of 51% of the equity interest in Lenovo Security.

(4)

We do not currently have any ownership interest in Lenovo Security. Through our subsidiary Lenovo-AsiaInfo, we have entered into a series of contractual arrangements with Lenovo Security and its shareholders that provide us with effective control of Lenovo Security.

(5)

We do not currently have any ownership interest in Lenovo Computer, which is wholly-owned by subsidiaries of Lenovo. Through our subsidiary Lenovo-AsiaInfo, we have entered into a series of contractual arrangements with Lenovo Computer and its shareholders that provide us with effective control of Lenovo Computer.

The following is a description of the various agreements Lenovo-AsiaInfo has entered into with affiliates of Lenovo and other persons in order to exercise effective control over, and enjoy the economic benefits of Lenovo Security and Lenovo Computer.

Agreements regarding Lenovo Security

Loan Agreements. Lenovo-AsiaInfo has provided a loan to each of Legend Holdings, Mr. Jian Qi and Ms. Zheng Wang to fund their respective contributions to the registered capital of Lenovo Security. Pursuant to the terms of the equity transfer arrangement agreements described below, the loans are repayable only through the transfer by each of Legend Holdings, Mr. Jian Qi and Ms. Zheng Wang of their respective equity interests in Lenovo Security to Lenovo-AsiaInfo or any other person designated by Lenovo-AsiaInfo.

Powers of Attorney. Each of Legend Holdings, Mr. Jian Qi and Ms. Zheng Wang, has irrevocably appointed Lenovo-AsiaInfo as attorney-in-fact to vote on their behalf on all matters they are entitled to vote on as shareholders of Lenovo Security, including matters relating to the transfer of any and all of their respective equity interests in Lenovo Security and the appointment of directors and senior management members of Lenovo Security. The term of the power of attorney from Legend Holdings is seven years and two months. The term of the powers of attorney from Mr. Qi and Ms. Wang extends as long as they hold their equity interests in Lenovo Security.

Exclusive Business Cooperation Agreement. Lenovo Security has appointed Lenovo-AsiaInfo as its exclusive provider of business support services and consulting services. The term of this agreement is ten years. In consideration for these services, Lenovo Security pays Lenovo-AsiaInfo a consulting and service fee.

Share Pledge Agreements. Each of Legend Holdings, Mr. Jian Qi and Ms. Zheng Wang has pledged all of its or their respective equity interest in Lenovo Security as security for the payment of the service fee under the exclusive business cooperation agreement. In the event that Lenovo Security breaches its payment obligations under the exclusive business cooperation agreement, Lenovo-AsiaInfo will be entitled to sell the equity interests and retain the proceeds from such sale or require any of the equity interests in Lenovo Security to be transferred to Lenovo-AsiaInfo.

Equity Transfer Arrangement Agreement. Upon the earlier of (1) October 19, 2011, (2) the occurrence of an event of default, or (3) 60 days following the date of a written notice from Lenovo-AsiaInfo to Legend Holdings and Lenovo Security, Lenovo-AsiaInfo or any of its affiliates may purchase from Legend Holdings all of its equity interest in Lenovo Security in exchange for the cancellation by Lenovo-AsiaInfo of all outstanding loans made to Legend Holdings under its loan agreement.

Exclusive Option Agreement. Mr. Jian Qi and Ms. Wang Zheng have each irrevocably granted Lenovo-AsiaInfo an exclusive option to purchase his or her equity interests in Lenovo Security for a price equal to the actual capital contributions which he or she paid into the registered capital of Lenovo Security. Upon exercise of this purchase option, Lenovo-AsiaInfo may elect to pay the purchase price through cancellation of the outstanding amount of the RMB 6,000,000 loan owed by Mr. Jian Qi or Ms. Wang Zheng to Lenovo-AsiaInfo. The term of this agreement is ten years.

Agreements regarding Lenovo Computer

Powers of Attorney. Each of Lenovo Manufacturing and Lenovo Beijing has irrevocably appointed Lenovo-AsiaInfo as attorney-in-fact to vote on their behalf on all matters they are entitled to vote on as shareholders of Lenovo Computer, including matters relating to the transfer of any and all of their respective equity interests in Lenovo Computer and the appointment of directors and senior management members of Lenovo Computer. The term of each power of attorney is seven years and two months.

Exclusive Business Cooperation Agreement. Lenovo Computer has appointed Lenovo-AsiaInfo as its exclusive provider of business support services and consulting services. The term of this agreement is ten years. In consideration for these services, Lenovo Computer pays Lenovo-AsiaInfo a consulting and service fee.

Share Pledge Agreements. Each of Lenovo Manufacturing and Lenovo Beijing has pledged all of its respective equity interests in Lenovo Computer as security for the payment of the service fee under the exclusive business cooperation agreement. In the event that Lenovo Computer breaches its payment obligations under the exclusive business cooperation agreement, Lenovo-AsiaInfo will be entitled to sell the equity interests and retain the proceeds from such sale or require any of the equity interests in Lenovo Computer to be transferred to Lenovo-AsiaInfo.

Equity Transfer Arrangement Agreements. Upon the earlier of (1) the receipt by Lenovo Security of the Information System Integration Qualification from the relevant PRC government agency, which is a pre-requisite qualification for the operation of the system integrations businesses involving state secrets, (2) the purchase by Lenovo-AsiaInfo of all of Legend Holding’s equity interest in Lenovo Security, or (3) the occurrence an event of default, Lenovo-AsiaInfo or any of its affiliates may purchase from each of Lenovo Manufacturing and Lenovo Beijing all of its respective equity interests in Lenovo Computer for an aggregate consideration of RMB100.

Other agreements with Lenovo

In connection with the acquisition of Lenovo’s IT services business in October 2004, we entered into a series of ancillary agreements with Lenovo and its affiliates. Those agreements include a patent, copyright and technology license agreement under which we have a royalty-free license to utilize certain intellectual property owned by Lenovo that is material to the IT services business we acquired from Lenovo, but which is also utilized by Lenovo in certain of its businesses that we did not acquire. We also entered into a trademark license agreement under which we have a royalty-free license to utilize the “Lenovo” name and certain other Lenovo trademarks, primarily in conjunction with the “AsiaInfo” name and certain other of our trademarks, in connection with the non-telecommunications-related IT services business we acquired. The licenses have a term of approximately seven years, subject to earlier termination under certain circumstances.

Under a procurement, production and distribution services agreement entered into in connection with the acquisition, Lenovo has provided us with procurement, manufacturing, transportation and sales services for certain information security business products sold to us. The products include hardware and software for use in firewall products, virtual private networks, security management platforms and other solutions we offer to our customers.

We have also entered into a transitional period support and service agreement with Lenovo under which we incurred an aggregate of $58,000 rental fees for leasing certain properties during 2009. As of December 31, 2009, we had no accounts receivable or payable balance with Lenovo.

Consulting Agreements with Thomas J. Manning

We entered into consulting agreements with Thomas J. Manning, one of our directors, in January 2009 and February 2009, pursuant to which Mr. Manning agreed to provide certain management and consulting services to us. As of December 31, 2009, we had paid approximately $443,000 to Mr. Manning pursuant to the agreements.

Agreements Relating to our Business Combination with Linkage

In December 2009, we entered into a business combination agreement, or the Combination Agreement, with Linkage, certain shareholders of Linkage, including Libin Sun, Guoxiang Liu, Xiwei Huang, and LT International Limited, an entity controlled by Mr. Sun, and Mr. Sun as agent for the shareholders of Linkage. We entered into a supplemental agreement with such parties on June 5, 2010, which set forth certain additional agreements in connection with the Combination Agreement. We closed the transactions contemplated by the Combination Agreement in July 2010. Upon the closing, Libin Sun became our Executive Co-Chairman and a director, Guoxiang Liu became our Executive Vice President, and Xiwei Huang became our Chief Operating Officer and a director. Pursuant to the Combination Agreement, we purchased from Linkage 100% of the outstanding share capital of Linkage’s wholly-owned subsidiary, Linkage Technologies Investment Limited, a company organized under the laws of the British Virgin Islands, for $60 million in cash and 26,832,731 shares of our common stock, subject to certain adjustments.

Lock-Up Agreements. Concurrently and in connection with the execution of the Combination Agreement, Libin Sun, our Executive Co-Chairman and a director, LT International Limited, an entity controlled by Mr. Sun, Guoxiang Liu, our Executive Vice President, Xiwei Huang, our Chief Operating Officer and a director, Edward Tian, a director, and certain shareholders of Linkage entered into lock-up agreements with respect to shares of our common stock they beneficially own. Concurrently and in connection with the execution of the supplemental agreement, LT International Limited, Libin Sun, Guoxiang Liu, and Xiwei Huang, entered into revised lock-up agreements. The lock-up agreements prohibit transfers of such shares until they are released from lock-up, subject to certain exceptions. At each of the 6-month, 12-month, and 18-month anniversaries of the closing under the Combination Agreement, 25% of the shares held by each of the parties will be released from lock-up. On the 24-month anniversary of the closing under the Combination Agreement, an additional 15% of the shares will be released from lock-up, and on the 36-month anniversary of the Closing, the remaining 10% of the shares will be released from lock-up.

Voting Agreement. Concurrently and in connection with the execution of the Combination Agreement, Linkage, Edward Tian, a director, and James Ding, Chairman of our Board, entered into a voting agreement pursuant to which each of Mr. Tian and Mr. Ding agreed to vote all of their respective shares of our common stock in favor of approval of the Combination Agreement and the combination.

Stockholders’ Agreement. Concurrently and in connection with the execution of the Combination Agreement, we entered into a stockholders’ agreement with each of Linkage, Edward Tian, a director, and Libin Sun, our Executive Co-Chairman and a director, containing certain restrictions on the voting of our shares following the closing under the Combination Agreement. Pursuant to the agreement, Mr. Tian and Mr. Sun each agreed to vote all of their respective voting shares (i) in favor of the election or re-election to our Board of the other, and (ii) on all other matters (except their own elections to our Board), in proportion to the votes for and against, and the abstentions and withholds, of the outstanding shares of our capital stock entitled to vote generally in the election of directors that are not held by Mr. Tian or Mr. Sun or issued pursuant to the Combination Agreement.

Registration Rights Agreement. Concurrently and in connection with the closing under the Combination Agreement, we entered into a registration rights agreement with LT International Limited, an entity controlled by Mr. Sun, our Executive Co-Chairman and a director. Pursuant to the agreement, we agreed to give certain demand and piggy-back registration rights to LT International Limited.

Escrow Agreement. Concurrently and in connection with the closing under the Combination Agreement, we entered into an escrow agreement with Linkage, Mr. Sun as agent for the shareholders of Linkage, and The Bank of New York Mellon. Pursuant to the agreement, 10% of the aggregate consideration to be delivered to Linkage (consisting of $6 million in cash and 2,683,273 shares of our common stock) was deposited into an escrow account for a period of 18 months as security for the indemnification obligations of Linkage and certain key Linkage shareholders under the Combination Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth, as of August 23, 2010, information with respect to the beneficial ownership of our common stock by (i) each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our current directors, (iii) each of our named executive officers, and (iv) all current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock underlying options, warrants or other securities held by that person that are currently exercisable or convertible or that are exercisable or convertible within 60 days after the measurement date are deemed beneficially owned and outstanding, but such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The following table is based on information supplied by officers, directors and principal stockholders and on Schedules 13D and 13G filed with the SEC. Except as otherwise indicated, we believe that the beneficial owners of our common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent(2)
FMR LLC(3)	3,933,900	5.3%
Edward C. Johnson 3d(3) 82 Devonshire Street, Boston, Massachusetts, 02109
James Ding(4)	1,117,363	1.5%
Edward Tian(5)	7,362,894	9.9%
Yungang Lu(6)	27,287	*
Davin A. Mackenzie(7)	19,187	*
Thomas J. Manning(8)	4,187	*
Steve Zhang(9)	302,269	*
Libin Sun(10)	12,555,625	16.9%
Xiwei Huang(11)	297,729	*
Sean Shao(12)	0	0%
Wei Li(13)	7,500	*
Michael Wu(14)	0	0%
Jian Qi(15)	82,792	*
Feng Liu(16)	23,743	*
Yadong Jin(17)	5,000	*
Eileen Chu(18)	13,839	*
All directors and executive officers as a group (15 persons)	22,368,580	30.2%

*	Less than 1% of the outstanding common stock.
(1)

Unless otherwise noted above, the address for each of the beneficial owners is c/o AsiaInfo-Linkage, Inc., 4/F Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC.

(2)

Calculated on the basis of 74,172,529 shares of our common stock outstanding as of August 23, 2010, provided that any additional shares of our common stock that a stockholder has the right to acquire within 60 days of August 23, 2010, are deemed to be outstanding for purposes of calculating the stockholder’s percentage beneficial ownership.

(3)

Includes 3,412,000 shares of our common stock owned by Fidelity Management & Research Company (“Fidelity”), 82,500 shares owned by Pyramis Global Advisors, LLC (“PGALLC”), 3,200 shares owned by Pyramis Global Advisors Trust Company (“Pyramis”), and 436,200 shares owned by Fidelity International Limited (“FIL”). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole power to dispose the 3,412,000 shares owned by Fidelity. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole power to dispose the 82,500 shares owned by PGALLC. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis, each has sole power to dispose of the 3,200 shares owned by the institutional accounts managed by Pyramis. Members of the family of Edward C. Jonson 3d, Chairman of FMR LLC and FIL, or partnerships they predominantly control or trusts of their benefit, own shares of FMR LLC and FIL voting stock with the right to cast approximately 49% and 47%, respectively, of the total votes which may be cast by all holders of FMR LLC and FIL voting stock.

(4)

Includes 934,416 shares of our common stock held directly by Mr. James Ding, 86,947 shares held in a grantor retained annuity trust for the benefit of Mr. Ding and his family, and 96,000 shares held in New Media China Investment I, Ltd. which is owned by Mr. Ding.

(5)

Includes 3,035,558 shares of our common stock held directly by Dr. Edward Tian, 4,000 shares held in a revocable trust for the benefit of Dr. Tian’s daughter, Stephanie Tian, 2,235,632 shares held by PacificInfo Limited, which is wholly-owned by Dr. Tian, and 2,087,704 shares held by Dr. Tian’s wife, Jean Qin Kong.

(6)	Includes 7,287 shares of our common stock held directly by Mr. Yungang Lu and options to acquire 20,000 shares.
(7)	Includes 19,187 shares of our common stock held directly by Mr. Davin Mackenzie.
(8)	Includes 4,187 shares of our common stock held directly by Mr. Thomas J. Manning.
(9)	Includes 137,269 shares of our common stock held by Mr. Steve Zhang and options to acquire 160,000 shares.
(10)

Mr. Libin Sun was appointed as a director and our Executive Co-Chairman in July 2010. Includes 12,555,625 shares of our common stock held directly by LT International Limited, which is wholly-owned by Mr. Sun.

(11)	Dr. Xiwei Huang was appointed as a director and our Chief Operating Officer in July 2010. Includes 267,956 shares of our common stock held directly by Dr. Huang.
(12)	Sean Shao was appointed as a director in July 2010.
(13)

Ms. Wei Li served as our Vice President and CFO from January 2009 to August 2010. We expect Ms. Li to continue providing services to us until September 30, 2010. Includes 7,500 shares of our common stock held directly by Ms. Li.

(14)	Mr. Michael Wu was appointed as our CFO in August 2010.
(15)	Includes 20,967 shares of our common stock held by Mr. Jian Qi and options to acquire 61,825 shares.
(16)	Includes 19,243 shares of our common stock held by Mr. Feng Liu and options to acquire beneficial ownership of 4,500 shares that are all currently exercisable.
(17)	Mr. Yadong Jin was appointed as our Vice President and General Manager of Marketing in November 2008. Includes 5,000 shares of our common stock held by Mr. Jin.
(18)	Ms. Eileen Chu served as our Vice President and CFO from January 2007 to January 2009. Includes 13,839 shares of our common stock held directly by Ms. Chu.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file certain reports regarding ownership of, and transactions in, our securities with the SEC. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, we believe that for the year ended December 31, 2009, all reporting persons complied with Section 16(a) filing requirements except that a Form 4 for Mr. Feng Liu was filed late to report a transaction that occurred in November 2009.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2011

Stockholder proposals which are intended to be presented by such stockholders at our 2011 annual meeting of stockholders must be received by the our Corporate Secretary at our principal executive offices no later than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to stockholders in order to be considered for inclusion in the proxy statement and form of proxy/voting instruction card relating to that meeting pursuant to Rule 14a-8 under the Exchange Act. Holders of proxies for our 2011 annual meeting of stockholders may exercise discretionary authority on any matter for which we do not receive notice prior to 45 calendar days in advance of the one year anniversary of the date our proxy statement for our 2010 Annual Meeting was first sent to stockholders.

OTHER MATTERS

Our Board knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James Ding
James Ding
Co-Chairman of the Board of Directors

/s/ Libin Sun
Libin Sun
Co-Chairman of the Board of Directors

August 30, 2010

Beijing, PRC

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

INTERNET http://www.proxyvoting.com/asia Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼  FOLD AND DETACH HERE   ▼

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.
Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN

1. Proposal to elect the following three directors to serve for three-year terms to expire at the 2013 annual meeting of stockholders and until their successors are duly elected and qualified.

    Nominees:

	☐	☐	☐	2. Proposal to ratify the appointment of Deloitte Touche Tohmatsu as AsiaInfo-Linkage’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐
01 Steve Zhang				The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion, provided that they will not vote in the election of directors for persons for whom authority to vote has been withheld.
02 Thomas Manning
03 Sean Shao
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions				PLEASE VOTE, DATE AND SIGN BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

						Mark Here for Address Change of Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

TO THE HOLDERS OF

COMMON STOCK OF

AsiaInfo-Linkage, Inc.

The Bank of New York Mellon (the “transfer agent”) has received advice that the 2010 Annual Meeting of stockholders of AsiaInfo-Linkage, Inc. (the “Annual Meeting”) will be held at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC, on September 29, 2010, at 3:00 p.m., local time, for the purposes set forth in the enclosed Notice of Meeting.

The attached proxy is being solicited by the Board of Directors of AsiaInfo-Linkage. If you desire to have the individuals named in the attached proxy card vote your common stock for or against the proposals or any of them, at the Annual Meeting, kindly execute and forward to the transfer agent the attached proxy. The enclosed postage paid envelope is provided for this purpose. This proxy should be executed in such manner as to show clearly whether you desire the individuals named in the attached proxy card to vote for or against the proposals or any of them, as the case may be. The proxy MUST be forwarded in sufficient time to reach the transfer agent before 4:00 p.m., Eastern Time, Tuesday, September 28, 2010. Only the registered holders of record at the close of business on August 23, 2010 will be entitled to execute the proxy.

Due to the limited amount of time available before the proxy deadline, the proxy can be faxed (with the original to follow by mail) to the transfer agent at +1 (201) 680-4671.

The BNY Mellon Shareowner Services.

Date: August 30, 2010

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders. The Proxy Statement and other proxy materials, and the 2009 Annual Report to Stockholders, are available at: http://bnymellon.mobular.net/bnymellon/asia.

▼  FOLD AND DETACH HERE   ▼

ASIAINFO-LINKAGE, INC.

2010 ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 29, 2010.

The undersigned stockholder(s) of AsiaInfo-Linkage, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of 2010 Annual Meeting of stockholders and Proxy Statement, each dated August 30, 2010, and hereby appoint(s) Susie Shan and Michael Wu, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of stockholders of AsiaInfo-Linkage, Inc., to be held on September 29, 2010 at 3:00 p.m., local time, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must either be under its common seal or under the hand of an officer or attorney duly authorized.

In order to be valid, this form of proxy with the power of attorney or other authority, if any under which it is signed, must be deposited with the transfer agent no later than 4:00 p.m., Eastern Time, on Tuesday, September 28, 2010 in order to be counted in the Annual Meeting on Wednesday, September 29, 2010. You may also vote your shares by Internet or telephone through 11:59 PM Eastern Time on Tuesday, September 28, 2010 or in person at the Annual Meeting. Due to the limited amount of time available before the proxy deadline, the completed proxy can be faxed (with the original to follow by mail) to the transfer agent, at +1 (201) 680-4671.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)

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